UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

NETSMART TECHNOLOGIES, INC.
(Name of Registrant as Specified In Its Charter)
(N/A)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
Common stock, par value $0.01 per share, of Netsmart Technologies, Inc.
	(2)	Aggregate number of securities to which transaction applies:

6,570,434 shares of Netsmart Technologies, Inc. common stock outstanding as of February 14, 2007
911,547 options to purchase shares of Netsmart Technologies, Inc. common stock
111,782 warrants to purchase shares of Netsmart Technologies, Inc. common stock

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
$16.50 per share of Netsmart Technologies, Inc. common stock(a)
	(4)	Proposed maximum aggregate value of transaction:
$15,973,000(a)
(a)

As of February 14, 2007, there were (i) 6,570,434 shares of common stock, par value $0.01 per share (“Common Stock”) of Netsmart Technologies, Inc. (“Netsmart”) outstanding and owned by stockholders, (ii) options to purchase 920,405 shares of Common Stock with an exercise price less than $16.50 per share, and (iii) warrants to purchase 111,782 shares of Common Stock with an exercise price less than $16.50 per share. The filing fee was determined by adding (x) the product of (i) the number of shares of Common Stock that are proposed to be acquired in the merger and (ii) the merger consideration of $16.50 in cash per share of Common Stock, plus (y) $6,945,864 (net of exercise price) expected to be paid to holders of stock options with an exercise price of less than $16.50 per share granted by Netsmart to purchase shares of Common Stock in exchange for cancellation of such options, plus (z)  $614,801 (net of exercise price) expected to be paid to holders of warrants with an exercise price of less than $16.50 per share granted by Netsmart to purchase shares of Common Stock in exchange for cancellation of such warrants ((x), (y) and (z) together, the “Total Consideration”). The payment of the filing fee, calculated in accordance with Exchange Act Rule 0-11(c)(1), was calculated by multiplying the Total Consideration by .0000307.

	(5)	Total fee paid:
$3,560(b)
(b) $12,386 was previously paid.
☒	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

NETSMART TECHNOLOGIES, INC.

3500 Sunrise Highway
Great River, New York 11739

March 19, 2007

Dear Fellow Stockholders:

On or about March 2, 2007, Netsmart Technologies, Inc. (“Netsmart” or the “Company”) first began mailing to you a proxy statement dated February 28, 2007 (the “Proxy Statement”) regarding its special meeting of stockholders. At the special meeting, stockholders will vote on a proposal to adopt the Agreement and Plan of Merger dated as of November 18, 2006 by and among Netsmart, NT Acquisition, Inc. and NT Merger Sub, Inc. (the “Merger Agreement”). The meeting is scheduled for Thursday, April 5, 2007 at 10:00 a.m. at Netsmart’s offices at 3500 Sunrise Highway, Great River, New York.

As described in the Proxy Statement, certain stockholders had commenced litigation challenging the merger seeking, among other relief, the court’s designation of class action status, an injunction preventing the consummation of the merger and, in the event of consummation of the merger, rescission and damages. One action, In Re Netsmart Technologies, Inc. Shareholders Litigation, was still pending in the Delaware Court of Chancery at the time that we mailed the Proxy Statement. Since the Proxy Statement’s mailing, the Court has issued a decision. The Court has permitted a shareholder vote on the merger to be held after Netsmart makes supplemental disclosures, consisting of certain financial projections (the “Financial Projections”) and the text of the Court’s decision.

The Financial Projections, which are attached in Exhibit A, and the copy of the Court’s decision, which is attached as Exhibit B, should be read in conjunction with the Proxy Statement.

These additional disclosures will not affect the timing of the special meeting of stockholders of Netsmart to vote upon the proposal to adopt the Merger Agreement and to approve the merger.

On November 17, 2006, our board of directors (other than James L. Conway, Chairman and Chief Executive Officer of Netsmart, who recused himself), acting upon the unanimous recommendation of the special committee of the board of directors, consisting of four independent and disinterested directors, and the fairness opinion of William Blair & Company, L.L.C. unanimously (1) determined that the merger and the Merger Agreement are fair to and in the best interests of Netsmart’s stockholders and (2) approved the Merger Agreement and the transactions contemplated thereby, including the merger. Our board of directors (other than Mr. Conway, who recused himself) unanimously recommends that you vote FOR the adoption of the Merger Agreement.

YOUR VOTE IS VERY IMPORTANT. We have enclosed an additional proxy card. If you have already voted in favor of the proposal to adopt the merger agreement and do not want to change your vote, you need do nothing; if you’ve voted already and want to change your vote, you may use this card to do so; and if you haven’t voted already, please do so now.

Sincerely,
James L. Conway
Chairman of the Board and Chief Executive Officer

Forward-Looking Statements

Projections included herein are forward-looking statements and are based upon numerous assumptions about the Company, its business, customers, capital structure, the economy and several other factors. Actual events are difficult to predict and beyond our control. Actual events may differ materially from those assumed. Some important factors that could cause actual results to differ materially from those in any forward-looking statement include changes in interest rates, domestic and foreign business, market, financial and legal conditions. Accordingly, there can be no assurance that actual results will not be materially different than those estimated herein.

Additional Information about the Proposed Transaction and Where You Can Find It

In connection with the proposed transaction, Netsmart has filed the Proxy Statement with the Securities and Exchange Commission (“SEC”). BEFORE MAKING ANY VOTING DECISION WITH RESPECT TO THE PROPOSED TRANSACTION, STOCKHOLDERS OF NETSMART TECHNOLOGIES, INC. ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS FILED WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The Proxy Statement and other relevant materials, and any other documents filed by Netsmart with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, stockholders of Netsmart may obtain free copies of the documents filed with the SEC by contacting Netsmart at (631) 968-2000 or by writing Netsmart at 3500 Sunrise Highway, Great River, NY 11739. You may also read and copy any reports, statements and other information filed by Netsmart with the SEC at the SEC public reference room at 100 F Street, N.E. Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

Netsmart and its executive officers and directors may be deemed to be participants in the solicitation of proxies from Netsmart stockholders in favor of the proposed transaction. Certain executive officers and directors of Netsmart, including James Conway and Anthony Grisanti, have interests in the transaction that may differ from the interests of stockholders generally, including benefits conferred under employment arrangements and continuation of director and officer insurance and indemnification. A more complete description of these interests is contained in the Proxy Statement.

Exhibit A

Financial Projections as of November 18, 2006 underlying the discounted cash flow analysis by William Blair & Company, L.L.C.

	For the Historical Years Ended December 31,			Last Twelve Months as of	For the Projected Years Ending December 31,
($ in thousands)	2003	2004	2005	9/30/2006 PF	2006 PF	2007	2008	2009	2010	2011
Revenue	$27,175	$29,005	$37,978	$59,999	$60,181	$67,641	$80,253	$100,041	$115,047	$126,552
Cost of Goods Sold	14,068	15,148	19,603	29,775	29,645	31,110	35,311	43,018	49,470	54,417
Gross Profit	13,107	13,857	18,376	30,224	30,536	36,531	44,941	57,023	65,577	72,135
Operating Expenses:
Research & Development	2,770	3,498	4,547	6,793	6,750	6,476	7,624	9,004	10,354	11,390
SG&A	7,969	7,294	11,272	18,113	18,221	20,367	23,553	27,778	31,944	35,139
Adjustment for Private Company	—	—	—	—	—	(329)	(658)	(658)	(658)	(658)
Total Operating Expenses	10,739	10,792	15,820	24,907	24,971	26,515	30,519	36,124	41,641	45,871
Operating Income	2,368	3,065	2,556	5,317	5,565	10,017	14,422	20,900	23,936	26,264
Depreciation and Amortization	1,234	1,624	2,451	4,364	4,396	3,924	4,000	4,000	4,600	5,060
EBITDA	$3,602	$4,689	$5,008	$9,681	$9,960	$13,941	$18,422	$24,900	$28,536	$31,324
Capital Expenditures	$1,633	$1,328	$458	$1,054	$1,255	$1,353	$1,605	$2,001	$2,301	$2,531
as a% of sales	6.0%	4.6%	1.2%	1.8%	2.1%	2.0%	2.0%	2.0%	2.0%	2.0%
Growth Analysis
Revenue	—	6.7%	30.9%	—	58.5%	12.4%	18.6%	24.7%	15.0%	10.0%
Gross Profit	—	5.7%	32.6%	—	66.2%	19.6%	23.0%	26.9%	15.0%	10.0%
Operating Income	—	29.4%	(16.6%)	—	117.7%	80.0%	44.0%	44.9%	14.5%	9.7%
EBITDA	—	30.2%	6.8%	—	98.9%	40.0%	32.1%	35.2%	14.6%	9.8%
Margin Analysis
Gross Profit	48.2%	47.8%	48.4%	50.4%	50.7%	54.0%	56.0%	57.0%	57.0%	57.0%
Operating Income	8.7%	10.6%	6.7%	8.9%	9.2%	14.8%	18.0%	20.9%	20.8%	20.8%
EBITDA	13.3%	16.2%	13.2%	16.1%	16.6%	20.6%	23.0%	24.9%	24.8%	24.8%

Note: The Last Twelve Months results as of 9/30/2006 and 2006 projections are shown pro forma (PF) to reflect the QS Technologies acquisition. The 2006 to 2009 projections were prepared by management. The 2010 and 2011 projections were developed with guidance from management.

Exhibit B

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE
IN AND FOR NEW CASTLE COUNTY

IN RE NETSMART TECHNOLOGIES, INC.	)
SHAREHOLDERS LITIGATION	)	C.A. No. 2563-VCS

OPINION

Date Submitted: March 6, 2007
Date Decided: March 14, 2007

Pamela S. Tikellis, Esquire, A. Zachary Naylor, Esquire, CHIMICLES & TIKELLIS, LLP, Wilmington, Delaware; Joseph A. Rosenthal, Esquire, Carmella P. Keener, Esquire, Jessica Zeldin, Esquire, ROSENTHAL, MONHAIT & GODDESS, P.A., Wilmington, Delaware; Delaware Liaison Counsel for Plaintiffs.

Richard B. Brualdi, Esquire, THE BRUALDI LAW FIRM, New York, New York; Robert P. Frutkin, Esquire, THE LAW OFFICES BERNARD M. GROSS, P.C., Philadelphia, Pennsylvania, Attorneys for Plaintiff.

Chet B. Waldman, Esquire, WOLF POPPER LLP, New York, New York; Eduard Korsinsky, Esquire, ZIMMERMAN, LEVI & KORSINSKY, LLP, New York, New York, Members of Plaintiffs’ Executive Committee.

Kurt M. Heyman, Esquire, PROCTOR HEYMAN LLP, Wilmington, Delaware; Edward F. Cox, Esquire, Kenneth J. King, Esquire, Emily Goldberg, Esquire, PATTERSON BELKNAP WEBB & TYLER, LLP, New York, New York, Attorneys for Defendants Francis J. Calcagno, John S.T. Gallagher, Yacov Shamash and Joseph G. Sicinski.

Anne C. Foster, Esquire, RICHARDS LAYTON & FINGER, P.A., Wilmington, Delaware; Peter A. Mahler, Esquire, FARRELL FRITZ, P.C., New York, New York, Attorneys for Defendants Netsmart Technologies, Inc., James L. Conway, Gerald O. Koop, John F. Phillips, Kevin Scalia and Alan B. Tillinghast.

Kenneth J. Nachbar, Esquire, MORRIS NICHOLS ARSHT & TUNNELL, LLP, Wilmington, Delaware; William J. Sushon, Esquire, Aaron Weiss, Esquire, O’MELVENY & MYERS, LLP, New York, New York, Attorneys for Defendants NT Acquisition, Inc., NT Merger Sub, Inc., NT Investor Holdings, Inc., Bessemer Venture Partners LP and Insight Venture Partners LP.

STRINE, Vice Chancellor.

I. Introduction

This case literally involves a microcosm of a current dynamic in the mergers and acquisitions market. Netsmart Technologies, Inc. has entered into a “Merger Agreement” with two private equity firms, Insight Venture Partners (“Insight”) and Bessemer Venture Partners (“Bessemer”). If the $115 million “Insight Merger” (or “Merger”) is consummated, Netsmart’s stockholders will receive $16.50 per share and the buyers will take the micro-cap company, whose shares are currently listed on the NASDAQ, private.

Netsmart is a leading supplier of enterprise software to behavioral health and human services organizations and has a particularly strong presence among mental health and substance abuse service providers. It has been consistently profitable for several years and has effectively consolidated its niche within the healthcare information technology market. In October 2005, Netsmart completed a multi-year course of acquisitions by purchasing its largest direct competitor, CMHC Systems, Inc. (“CMHC”). After that acquisition was announced, private equity buyers made overtures to Netsmart management. These overtures were favorably received and management soon recommended, in May 2006, that the Netsmart board consider a sale to a private equity firm. Relying on the failure of sporadic, isolated contacts with strategic buyers stretched out over the course of more than a half-decade to yield interest from a strategic buyer, management, with help from its long-standing financial advisor, William Blair & Co., L.L.C., steered the board away from any active search for a strategic buyer. Instead, they encouraged the board to focus on a rapid auction process involving a discrete set of possible private equity buyers. Only after this basic strategy was already adopted was a “Special Committee” of independent directors formed in July 2006 to protect the interests of the company’s non-management stockholders. After the Committee’s formation, it continued to collaborate closely with Netsmart’s management, allowing the company’s Chief Executive Officer to participate in its meetings and retaining William Blair as its own financial advisor.

After a process during which the Special Committee and William Blair sought to stimulate interest on the part of seven private equity buyers, and generated competitive bids from only four, the Special Committee ultimately recommended, and the entire Netsmart board approved, the Merger Agreement with Insight. As in most private equity deals, Netsmart’s current executive team will continue to manage the company and will share in an option pool designed to encourage them to increase the value placed on the company in the Merger.

The Merger Agreement prohibits the Netsmart board from shopping the company but does permit the board to consider a superior proposal. A topping bidder would only have to suffer the consequence of paying Insight a 3% termination fee. No topping bidder has emerged to date and a stockholder vote is scheduled to be held next month, on April 5, 2007.

A group of shareholder plaintiffs now seeks a preliminary injunction against the consummation of this Merger. As a matter of substance, the plaintiffs argue that the Merger Agreement flowed from a poorly-motivated and tactically flawed sale process during which the Netsmart board made no attempt to generate interest from strategic buyers. The motive for this narrow search, the plaintiffs say, is that Netsmart’s management only wanted to do a deal involving their continuation as corporate officers and their retention of an equity stake in the company going forward, not one in which a strategic buyer would acquire Netsmart and possibly oust the incumbent management team. The plaintiffs also insinuate that Netsmart’s Chief Executive Officer, James L. Conway, was beguiled by the riches being received by CEOs of larger companies in private equity deals and sought to emulate their success. At the end of a narrowly-channeled search, the Netsmart directors, the plaintiffs say, landed a deal that was unimpressive, ranking at the low end of William Blair’s valuation estimates.

The plaintiffs couple their substantive claims with allegations of misleading and incomplete disclosures. In particular, the plaintiffs argue that the Proxy Statement (the “Proxy”), which the defendants have distributed to shareholders in advance of their vote next month, omits important information regarding Netsmart’s prospects if it were to remain independent. In the context of a cash-out transaction, the plaintiffs argue that the stockholders are entitled to the best estimates of the company’s future stand-alone performance and that the Proxy omits them.

The defendant directors respond by arguing that they acted well within the bounds of the discretion afforded them by Delaware case law to decide on the means by which to pursue the highest value for the company’s stockholders. They claim to have reasonably sifted through the available options and pursued a course that balanced the benefits of a discrete market canvass involving only a select group of private equity buyers (e.g., greater confidentiality and the ability to move quickly in a frothy market) against the risks (e.g., missing out on bids from other buyers). In order to stimulate price competition, the Special Committee encouraged submissions of interest from the solicited bidders with the promise that only bidders who made attractive bids would get to move on in the process. At each turning point during the negotiations with potential suitors, the Special Committee pursued the bidder or bidders willing to pay the highest price for the Netsmart equity. In the end, the directors argue, the board secured a deal with Insight that yielded a full $1.50 more per share than the next highest bidder was willing to pay.

Moreover, in order to facilitate an implicit, post-signing market check, the defendants say that they negotiated for relatively lax deal protections. Those measures included a break-up fee of only 3%, a “window shop” provision that allowed the board to entertain unsolicited bids by other firms, and a “fiduciary out” clause that allowed the board to ultimately recommend against pursuing the Insight Merger if a materially better offer surfaced. The directors argue that the failure of a more lucrative bid to emerge since the Merger’s announcement over three months ago confirms that they obtained the best value available. Furthermore, the directors note that, unlike certain other private equity acquisitions, the Insight Merger is not one in which the selling company’s CEO came out with a huge monetary win. Conway did all right for himself but not in any way that suggests that he received a windfall or had any particular reason to favor Insight over the other private equity bidders.

Lastly, the defendants note that most of the plaintiffs’ disclosure claims are makeweight. As to the one they concede has the most color—which goes to the question of whether the Proxy discloses all the material information about management’s estimates of Netsmart’s future cash flows—the defendants claim to have gone as far as is required to disclose what reliable estimates existed.

In this opinion, I conclude that the plaintiffs have established a reasonable probability of success on two issues. First, the plaintiffs have established that the Netsmart board likely did not have a reasonable basis for failing to undertake any exploration of interest by strategic buyers. The record, as it currently stands, manifests no reasonable, factual basis for the board’s conclusion that strategic buyers in 2006 would not have been interested in Netsmart as it existed at that time. Likewise, the board’s rote assumption (encouraged by its advisors) that an implicit, post-signing market check would stimulate a hostile bid by a strategic buyer for Netsmart—a micro-cap company—in the same manner it has worked to attract topping bids in large-cap strategic deals appears, for reasons I detail, to have little basis in an actual consideration of the M&A market dynamics relevant to the situation Netsmart faced. Relatedly, the Proxy’s description of the board’s deliberations regarding whether to seek out strategic buyers that emerges from this record is itself flawed.

Second, the plaintiffs have also established a probability that the Proxy is materially incomplete because it fails to disclose the projections William Blair used to perform the discounted cash flow valuation supporting its fairness opinion. This omission is important because Netsmart’s stockholders are being asked to accept a one-time payment of cash and forsake any future interest in the firm. If the Merger is approved, dissenters will also face the related option of seeking appraisal. A reasonable stockholder deciding how to make these important choices would find it material to know what the best estimate was of the company’s expected future cash flows.

The plaintiffs’ merits showing, however, does not justify the entry of broad injunctive relief. Because there is no other higher bid pending, the entry of an injunction against the Insight Merger until the Netsmart board shops the company more fully would hazard Insight walking away or lowering its price. The modest termination fee in the Merger Agreement is not triggered simply on a naked no vote, and, in any event, has not been shown to be in any way coercive or preclusive. Thus, Netsmart’s stockholders can decide for themselves whether to accept or reject the Insight Merger, and, as to dissenters, whether to take the next step of seeking appraisal. In so deciding, however, they should have more complete and accurate information about the board’s decision to rule out exploring the market for strategic buyers and about the company’s future expected cash flows. Thus, I will enjoin the procession of the Merger vote until Netsmart discloses information on those subjects.

II. Factual Background

A. Netsmart’s Business As Of The Start Of 2006

Netsmart is the leader in the behavioral healthcare information technology market. It provides enterprise software solutions to health and human services organizations, public health agencies, mental health and substance abuse clinics, psychiatric hospitals, and managed care organizations. Since its formation in 1992, Netsmart has accumulated over 1,300 customers, including over 30 state agencies, and has become the nation’s largest supplier of automated computerized methadone dispensing systems, serving more than 400 of the 1,100 methadone clinics in the United States. Over the years, Netsmart grew primarily by consolidating other firms in its niche market, and in October 2005, capped off its strategy by acquiring its largest direct competitor, CMHC. By the close of 2005, the company was riding a tide of 30 consecutive quarters of consistent profitability, and, by any metric, was doing well(1).

At the start of 2006, Netsmart was secure in its role as the largest player within its market niche. No other behavioral healthcare company possessed the financial wherewithal to acquire it(2). Netsmart’s client base included agencies in a majority of the states; its software was dominant among the nation’s methadone clinics; and, most importantly, switching costs for those using its software were high. Likewise, the limited size of the behavioral healthcare software market also discouraged other large players from encroaching onto Netsmart’s turf.

Netsmart’s management team had been in place for some time. In particular, Netsmart had stability in the top spot, as its CEO Conway had served in that position since the 1990s. Each of the other top executives saw themselves as potential successors to Conway, who was facing some serious health issues but desired to continue, yet each continued deferred to his authority. Among these top managers were Anthony Grisanti (Chief Financial Officer), Alan Tillinghast (Chief Technology Officer and Executive Vice President for Operations), and Kevin Scalia (Executive Vice President for Corporate Development). Netsmart’s board of directors until December 2006 consisted of Conway, two former executives—Gerald O. Koop (former President) and John F. Phillips (former Vice President)—and four independent directors. The independent directors were Francis Calcagno (a managing director at the investment banking firm of Dominick & Dominick, L.L.C.), John S.T. Gallagher (CEO of Stony Brook University), Yacov Shamash (Vice President for Economic Development and Dean of the College of Engineering and Applied Sciences at Stony Brook University), and Joseph Sicinski (founder and chairman of the human resource firm, BDS Strategic Solutions, Inc.)(3).

(1)   Netsmart continued to build on its strong performance in 2005 by inking the largest contract in its history in early 2006—a $19.8 million account with the state of North Carolina. See Second Amended Consolidated Complaint (“Complaint”), Ex. A at 1.

(2)   See Deposition of James L. Conway (“Conway Dep.”) at 92.

(3)   In December 2006, after the Merger was adopted, Scalia and Tillinghast replaced Koop and Phillips on the board, but at all relevant times, the board was controlled by a majority of independent directors.

Although Netsmart’s directors and manager could take some pride in the operational successes the company had enjoyed, they also faced challenges presented by Netsmart’s unique position as both a relatively small firm and yet the largest company in its niche market. On December 31, 2005, Netsmart had 6,487,943 outstanding shares and its stock closed at $12.61 per share, resulting in a market value of its equity of approximately $81.8 million.(4) This micro-cap size and relatively thin float prevented many institutional investors from staking large positions in the company and dissuaded all but one research analyst from covering the company’s stock. That exception might prove the rule.(5) Additionally, from what one can discern, Netsmart was negatively affected by the stratification of the American healthcare system, which appears to regard mental health and substance abuse services as tangential, rather than integral, to the core of healthcare. This caused business problems for Netsmart because the advantage the company obtained insofar as it could deliver software and related support services that met its clients’ precise needs was accompanied by a corresponding difficulty in growing substantially beyond that space or attracting the interest of larger players in the broader healthcare IT market, who served providers of, for want of a better term, physical health services (think hospitals, e.g.).

B. Netsmart’s Prior Explorations Of Strategic Combinations

The issues presented by Netsmart’s size and market were not new ones in 2006. Although the CMHC acquisition at the end of 2005 materially enlarged the company, Netsmart’s management had pondered the prospect of outgrowing its market for some time and considered what could be done to address that concern. In order to better understand the reaction of the Netsmart directors to the private equity attention the company received in 2006, it is therefore helpful to review the company’s previous experience in investigating strategic combinations and sales.

Over the years, one option Conway considered to address the narrowness of Netsmart’s market niche was finding a larger healthcare IT software firm to acquire Netsmart and add its software to their larger array of products and services. Conway first pursued that line of inquiry in the late 1990s. Beginning then and continuing with isolated contacts throughout the early 21st century, Conway engaged in very sporadic discussions with larger corporations that provided enterprise software solutions in the health services sector, including GE Medical Systems, Electronic Data Systems Corporation, and Perot Systems Corporation (all in the late 1990s) as well as Quality Systems, Inc. (2001), Cerner Corp. and Siemens Corp. (2003), and QuadraMed Corp. (2005).(6) According to Conway, he signaled in these discussions an interest on Netsmart’s part in a strategic alliance, a signal that given Netsmart’s tiny size relative to the companies Conway approached could only be rationally perceived as a green light for an acquisition proposal. Conway says that none of these occasional, informal discussions resulted in an expression of interest, stating that the problem was that Netsmart’s market niche was simply too small on a stand-alone basis to make Netsmart an attractive acquisition target for a larger software provider in the health services sector.

(4)   See Affidavit of Kenneth J. King, Esq. (“King Aff.”), Ex. 5 at 41 & F-5 (Netsmart Technologies, Inc., Form 10-K (2005)).

(5)   Griffin Securities (“Griffin”), the lone firm covering Netsmart, “acted as a placement agent for the Company’s private placement of equity and received cash compensation and warrants for such investment banking services” and “expects to receive, or intends to seek, compensation for investment banking services from the Company” in the future. See Affidavit of A. Zachary Naylor (“Naylor Aff.”), Ex. 1 at 19.

(6)   As no specific dates for these sporadic contacts were presented, I estimate these occurrence based on the vague recollections contained in the relevant depositions, which use broad strokes and relative dates to sketch these historical events. See Conway Dep. at 96-115; Deposition of Francis J. Calcagno (“Calcagno Dep.”) at 31.

In November 2003, Netsmart engaged William Blair as its investment banker in connection with its desire to acquire CMHC, a desire that was not satisfied until October 2005. As part of its engagement of William Blair in 2003, Netsmart entered into an arrangement whereby Blair would have the right to a fee if Netsmart were eventually sold. That fee was set at 1.7% of the value of any sale of Netsmart.(7) This did not mean that William Blair was authorized to market Netsmart as if its board had decided to sell the company; rather, it simply gave Blair a right to compensation if the board later went down that road.

From late 2003 through 2005, William Blair dropped Netsmart’s name when it made cold calls on corporations in the healthcare industry in which it specialized. As is typical of investment bankers, Blair regularly trolled for business. According to Karl A. Palasz, the Blair partner who eventually ran the sales process leading to the Insight Merger, Netsmart was among a list of companies that William Blair mentioned in cold calls, a list that largely involved companies Blair did not represent.(8) In these cold calls, Blair did not say it represented Netsmart or that it was authorized to discuss a specific transaction.(9) Rather, one senses that it was just trying to take the temperature of prospective clients and see whether there were common interests among healthcare companies with whom it had contact that could lead to a fee-paying deal. William Blair says that the hook it baited with Netsmart did not attract a hit, suggesting, like Conway, that Netsmart’s market niche did not appeal to the bigger healthcare software fish. Therefore, instead of being acquired, Netsmart made several acquisitions during the first half-decade of the new century, culminating in the purchase of CMHC.

C. Netsmart Management Decides It Wants To Ride The Private Equity Wave

The announcement of the CMHC acquisition in October 2005 caught the attention of some players in the capital-flush private equity sector. After that announcement, Vista Equity Partners (“Vista”) approached William Blair and expressed a preliminary interest in acquiring Netsmart.(10) Upon learning of Vista’s interest, William Blair told Conway, but Conway did not immediately inform the Netsmart board of this contact, an omission he now attributes to Vista’s lack of seriousness and specificity.(11)

Then, on Valentine’s Day 2006, Francisco Partners (“Francisco”), another private equity firm that, like Vista, specialized in investments in technology businesses, approached Kevin Scalia, Netsmart’s Executive Vice President, to see whether Netsmart fancied being taken in friendly conquest.(12) This initial wooing was followed by a March 24, 2006 meeting between Vista and a group of Netsmart’s key managers, including Conway. His interest piqued, Conway claims to have promptly informed the board of this expression of interest.(13)

Thereafter, Conway and certain of his key advisors began chewing over options with William Blair. Their talks soon centered on the emerging deal structure of the year: a going private transaction led by a private equity buyer. Armed with active expressions of interest on that front, Conway asked Scalia to prepare a presentation for the Netsmart board outlining various strategic options available to Netsmart—including a going private transaction.

(7)   Calcagno Dep. at 45. William Blair was also entitled to $400,000 if it was selected to, and ultimately did, prepare a fairness opinion with regard to such a sale. Id.

(8)   Deposition of Karl A. Palasz (“Palasz Dep.”) at 57-60.

(9)   Id.

(10) Vista is identified as “PE-1” in the Proxy. King Aff., Ex. 4 (“Proxy”) at 15; accord Palasz Dep. at 36 (confirming that “the approach was made sometime in the fourth quarter of ‘05 with respect to Vista”).

(11) Conway Dep. at 78.

(12) Francisco is identified as “PE-2” in the Proxy. Proxy at 15; accord Conway Dep. at 84; Palasz Dep. at 40-41.

(13) Conway Dep. at 87.

On May 11, 2006, the Netsmart board met and Scalia presented the options he developed. Among these options were the following: (1) continuing to build as a public company; (2) finding and selling the company to a strategic buyer; or (3) taking the company private by selling to a financial buyer.(14)

To help the board assess these options, Scalia outlined his estimate of Netsmart’s expected revenues and profits under its existing business plans. His “Stay the Course” projections served as a base case model illustrating his assessment of organic growth and the challenges Netsmart faced as a small public company.(15) Those challenges included the quarter-to-quarter pressures and compliance costs of public filings, the dependence on but lack of coverage by research analysts, and the necessity of acquiring new managerial talent in light of Netsmart’s increased size.(16) As a public company, Scalia implied that Netsmart would be constrained to offer the incentives necessary to attract good candidates.(17)

Scalia also presented two scenarios involving a sale. The first slide focused on the possibility of a strategic acquisition. It was brief and to the point, stating: “A strategic sale is a good alternative but we did try it once before and there was no interest so a reasonable approach would be to run a parallel track with private equity.”(18)

Scalia’s slide on the sale to a private equity buyer was more fulsome. The potential benefits of this alternative that he presented included: the ability to “operate [Netsmart’s] business on a longer term rather than a quarterly basis,” a chance to “add strength to the management team,” “add industry and technical talent to the organization” and “increase [Netsmart’s] effectiveness in product development,” an opportunity to “address the issues of data sharing and interoperability without the short term impact issues,” and the prospect of “eliminat[ing] public company costs at the rate of $1M to $1.5M per year.”(19) Further, Scalia conveyed that this route could bear fruit, noting that “initial indications [of interest] are pretty good” and citing Vista, Francisco and two other private equity groups in support of that proposition.(20)

Interestingly, another version of this same slide contained another bullet adding “Second bite at the apple” to the list of benefits in a private equity deal.(21) This reference obviously refers to the potential for management to not only profit from the sale of its equity (including exercised options) in the going private transaction itself, but from future stock appreciation through options they were likely to be granted by a private equity buyer, a class of buyers that typically uses such incentives to motivate managers to increase equity value.

(14) Naylor Aff., Ex. 2 at NET 00003.

(15) Id. at NET 00004, Net 00008 & NET 00009. In addition to his base case scenario, Scalia also illustrated a scenario whereby Netsmart could accelerate its growth while remaining independent, through a more aggressive acquisition strategy. See id. at NET 00012 (presenting the “Accelerate the Course” model). But this strategy involved serious execution risk and uncertainty. Id. at NET 00013.

(16) Id. at NET 00004.

(17) Id.

(18) Id. at NET 00005.

(19) Id. at NET 00006.

(20) Id.

(21) Id. at NET 00054.

In summary, Scalia estimated that the company could be taken private by a private equity buyer in 2007 for a value that was attractive in a net present value comparison to the option of remaining independent.(22) To give him his due, Scalia also clearly illustrated that Netsmart had options for generating revenue and profit growth in the long-term that were also attractive. But the directional force of management’s desires was manifest. In fact, minutes from a meeting held later that day by the independent directors of Netsmart focus largely on the option of going private.(23)

After the meetings on May 11, management’s focus on the going private option intensified. Over the following week, Scalia was working full bore with William Blair as it prepared its own assessment of these options.(24) Once that report was complete, a so-called “informal” board meeting was held on May 19. From there, things get fuzzy.

At that meeting, which was dubbed “informal” because no minutes were taken memorializing its contents,(25) William Blair reiterated many of the concerns about Netsmart’s then-existing market position previously discussed by Scalia.(26) From these premises, the William Blair slides recommended that Netsmart explore both a “going private transaction” and a “strategic sale.”(27) Along with this advice, Blair provided the board with a large volume of valuation metrics to get a sense of what value Netsmart might capture in a sale. It also provided the board with fiveyear projections drawn (through 2011) based on Scalia’s earlier management model containing figures through 2010.(28)

Consistent with its slides indicating that Netsmart should explore a sale, William Blair dumped omnibus lists of possible financial and strategic buyers on the board, which apparently consisted of all the buyers William Blair could conceive of as having an interest or involvement in healthcare. For example, William Blair included HCA Inc., a huge hospital chain that was in the midst of going private itself, as a potential strategic acquirer. The reason why a hospital chain would buy a business providing software solutions to a large variety of mental health and substance abuse providers was not explained. More logically, the presentation also included a list of strategic players involved in the business of helping healthcare providers manage information through software and related technology.(29)

(22) Id. at NET 00018 (projecting a private equity value for a 2007 transaction of over $163 million in comparison to $156 million for a strategic sale and between $116 million and $130 million for remaining independent).

(23) During that meeting, Conway informed the independent directors that he and William Blair believed there to be serious interest by private equity players, and “a lengthy discussion ensued.” Letter from Kurt M. Heyman, Esq. to the court (Mar. 7, 2007) (“Heyman Letter”), Ex. B at NET 02226.

(24) He was likely doing so before the May 11 meeting. The William Blair presentation on May 19 clearly includes elements, including projections of financial performance, taken from Scalia’s work. Compare Naylor Aff., Ex. 2 at NET 00009 (projecting annual revenues of $60,478, $69,549, $79,982, $89,579, $100,329 for 2006 through 2010) with King Aff., Ex. 2 at SCYS 000544 (same).

(25) See Heyman Letter at 1 (“Minutes of the May 19, 2006 meeting do not exist, because, as explained in the Proxy, this was an ‘informal meeting of the board of directors’ at which William Blair ‘made a general presentation regarding various strategic and financial alternatives for the Company.’”) (citing King Aff., Ex. 4 at 15).

(26) King Aff., Ex. 2 at SCYS 000535 & SCYS 000536. Blair’s concerns included difficulty garnering the attention of investors and analysts, disproportional reporting and public company compliance costs that were material in relation to Netsmart’s bottom line, and issues associated with Netsmart’s strategy of “increasingly pursuing larger contracts with longer sales cycle[s],” which creates “lumpy revenue” and makes predicting financial results more difficult and renders year-over-year comparisons largely unhelpful. Id.

(27) Id. at SCYS 000536.

(28) See King Aff., Ex. 2 at SCYS 0005454.

(29) King Aff., Ex. 2 at SCYS 000561.

The most important aspect of the May 19 meeting, though, was the result of these various presentations and recommendations. The Proxy says that during this meeting an important strategic decision and a related tactical choice of similar import were both made. The strategic decision was to authorize William Blair to try to sell the company. The tactical choice was to focus on a sale to a private equity buyer and to eschew an active canvass of any strategic buyers. The Proxy describes these decisions and their rationale as follows:

On May 19, 2006, representatives of William Blair attended an informal meeting of the board of directors and made a general presentation regarding various strategic and financial alternatives for the Company. . . . It was concluded that William Blair should continue the exploration of a potential going-private transaction, given the Company’s size and operating characteristics, as well as the relative advantages and disadvantages of continuing to operate as a public company. . . .. In examining the potential for a transaction with strategic acquirers, it was determined that the potential strategic acquirers in similar segments would either believe that the Company’s specific market segment was too narrow or have insufficient scale and resources to enable them to acquire a company of Netsmart’s size. Furthermore, the board of directors and management considered the fact that Netsmart directly competes with these companies and ultimately made the determination that the risks involved in such an approach (including the risk of confidentiality leaks that would be detrimental to the Company in its sales efforts with customers and prospects) outweighed the benefits, especially given its previous preliminary discussions which did not result in material interest from potential strategic acquirers.(30)

Frankly, there is no credible evidence in the record that buttresses this recollection of events. Due to the importance of this disclosure and its doubtful accuracy in light of the entire record, I address it in parts.

First, entirely absent from the record is any serious “examin[ation of] the potential for a transaction with strategic acquirers.”(31) Netsmart’s board never seriously considered whether the company, as it existed in May 2006, might potentially fit under the corporate umbrella of a larger healthcare enterprise software provider. The William Blair slides are replete with examples of firms in related industries that could have been approached, and Palasz admitted that William Blair believed, going into that meeting, that a transaction strategic buyers should at least be explored.(32) But, there is no indication that management, William Blair, or the board considered how Netsmart’s acquisition of its largest competitor, CMHC, and its concomitant attainment of dominance in its market niche might influence the ardor that any of these strategic buyers might feel. The supposed important decision—not reflected in any minutes or resolution—to forsake approaching these buyers appears to have only been justified by reference to the sporadic pitches to strategic players Conway and William Blair made over the prior decade. The relevance of these contacts will be discussed again shortly. For now, what is critical is that they do not reliably indicate that material interest from potential strategic acquirers did not exist because no contemporary search was conducted and these prior search attempts occurred when Netsmart was a very different (smaller and less consistently profitable) entity then it was in 2006.

Second, there is little, if anything, to support the assertion in the Proxy that Netsmart’s ability to sell its products would be hindered by discreet and professional overtures to select strategic players. Given Netsmart’s size, any rational customer would recognize that it and other of its competitors could be subject

(30) Proxy at 15.

(31) Id.

(32) See Palasz Dep. at 20 (indicating that as of May 19, William Blair did not “have any preference for one type of transaction over the other”); see also King Aff., Ex. 2 at SCYS 000536 (stating in William Blair’s May 19 presentation that “Netsmart should at least explore . . . [a] strategic sale” in addition to a “going-private transaction”).

to acquisition. Unlike another situation with which the court is familiar,(33) the record contains no information from which one could conclude that the potential acquisition of Netsmart by a larger healthcare IT company posed any colorable threat to prospective customers of Netsmart.(34) Further, given the lack of any record of the use of confidentiality agreements during the scattershot approaches made by Conway and Blair over the years, Netsmart’s claim that overtures to much larger strategic buyers in 2006 would scare off customers creates cognitive dissonance. Those prior contacts were made when Netsmart was smaller and less secure in its market niche—that is, when it would seem to have had more to fear in terms of sales erosion from sending a signal that it was up for sale. Yet, despite those alleged contacts, Netsmart continued to make sales and gain new customers, which now face high switching costs should they consider abandoning Netsmart.(35)

Put bluntly, the informal and haphazard market canvass Netsmart’s board relied on was insufficient, and it is hard to glean from the record any convincing reason why a discreet, targeted, and controlled marketing effort directed towards select strategic buyers posed a threat to Netsmart’s ongoing operations. The Proxy implies that the absence of evidence of this kind is irrelevant because there was no rational reason to believe that a search for a strategic buyer had any hope of success. But the foundation upon which that conclusion rests cannot bear that weight.

From there, the record gets even more diffuse. The defendants claim that the Proxy implicitly refers to two sets of prior contacts with strategic buyers, one set involving Conway and the other involving William Blair. These were the same contacts identified earlier, the quality and quantity of which require additional mention given the importance the defendants place upon them.

Conway’s alleged exploration of a strategic combination spans, according to him, at least the seven-year period from 1999 to 2006. During that time, he says he spoke at one time or another with “at least a half a dozen” possible strategic acquirers—nearly one each year!—about the possibility of a strategic combination.(36) Conway’s testimony about these efforts suggests they were sporadic at best, did not involve any confidentiality restrictions, and were more the product of happenstance than of a close examination of the market.(37) As important, most of them came when Netsmart was much smaller and less established as a firm.

The William Blair contacts are even less compelling. Between 2003 and 2006, William Blair claims that it bandied Netsmart’s name about along with the names of other companies when it made cold calls

(33) I refer to the long struggle of Oracle to acquire PeopleSoft. In that case, PeopleSoft amassed a substantial amount of credible evidence showing that it faced great difficulty in making new sales of its enterprise while under the threat of a takeover by one of its few remaining direct competitors in its market space.

(34) To the contrary, the record indicates that Netsmart faced little danger of losing existing customers simply by shopping the company. See Calcagno Dep. at 174-75 (explaining that “there are barriers of entry for competitors to come into the business” such as “contracts with municipalities and proprietary software products” creating “high switching costs”).

(35) Id. (describing how the costs associated with switching from Netsmart’s products to a competitor’s offerings would be “a deterrent” to dropping Netsmart).

(36) Conway Dep. at 96.

(37) See Conway Dep. at 96-110 (describing Netsmart’s contacts with potential strategic acquirers and admitting that there had been no contact with Cerner, Siemens, or Perot in the last three years, with Quality Systems in the last five, or with QuadraMed in over a year); see also Calcagno Dep. at 29-33 (adding GE Medical and EDS Corp. to the list of strategic buyers contacted in the late 1990s but not resurfacing again).

on prospective clients in the healthcare sector.(38) Again, concerns about confidentiality seem to have been non-existent. Even more important, Palasz testified that most of the companies Blair mentioned in these cold calls were not its clients and that it had no authority to tell anyone that Netsmart was interested in a sale.(39) In fact, Palasz stated, “[T]here would be no reason for the potential acquirers to think that any of these companies would be, quote, unquote, on the block.”(40) Nor is there any indication that William Blair actually targeted its pitches to a specific set of strategic players in the healthcare IT space for whom Netsmart might be a good fit and to whom the company might make a reasoned proposal.

These erratic, unfocused, and temporally-disparate discussions by Conway and William Blair apparently constituted the information base that the board had at its disposal when it determined it was not worthwhile to seek out a strategic buyer in May 2006. Neither management nor William Blair seriously analyzed the healthcare IT universe as it existed at that time or considered which companies might find Netsmart, as it existed in 2006, to be attractive. As a result, there was apparently no consideration of making careful and focused approaches to a discrete set of larger players in the healthcare IT space who might wish to round out their enterprise software offerings, a method that would balance the utility of testing the marketplace against the confidentiality and other concerns that a broader canvass might threaten.

From the record, one gleans that the board, at best, quickly determined that strategic buyers were unlikely to be interested and eschewed any real look at them. In that thinking, they appear to have been influenced by management’s and William Blair’s favorable attitudes towards the private equity option.(41) Both believed that a private equity buyer could be found and seem to have touted the prevailing trend in the M&A markets, which involved private equity players pricing strategic buyers out of deals.(42) Additionally, the board also seems to have been influenced by William Blair into perceiving that all M&A situations were the same in the sense that the signing up of a publicly-announced deal for a micro-cap company like Netsmart would generate a reliable post-signing market check in the same way that similar

(38) See Palasz Dep. at 13 (“There were no formal activities during that time frame. As a matter of course in our healthcare information technology investment banking practice, we have discussions with many potential acquirers of firms. And in the course of those discussions, from time to time Netsmart, among other multiple companies, would be discussed as possible avenues of acquisition or expansion for those potential strategic acquirers.”)

(39) See id. at 59 (explaining that most of the companies’ names used in these conversations were not Blair clients and that the company to whom the pitch was being made would not know whether the companies whose names Blair was mentioning were clients or not).

(40) Id. at 58.

(41) See, e.g., Palasz Dep. at 56 (indicating that William Blair, Conway, and the Special Committee all shared the same viewpoint in eschewing strategic buyers in favor of a private equity transaction).

(42) This is a phenomenon that will be studied. The prior conventional wisdom was that strategic buyers could outbid private equity buyers because they could reap greater synergies. Some of the private equity players can now do synergistic deals because they own other companies and there is also a perception that a private corporation not subject to the constant minute-to-minute demands of the public market can execute an aggressive, multi-year business strategy with greater effectiveness. The evolving story also tends to involve more dubious claims about the avoidance of a material amount of the ongoing compliance costs associated with being a public firm, claims that seem questionable if the route of going public again within a half-decade or so remains a primary one for private equity firms. Will an accounting firm certify your going-public registration statement financials unless you are righteous with 404?

announcements for large-cap companies like Paramount, Warner-Lambert, MCI, and more recently, Caremark, drew other interested strategic bidders into the process.(43)

In any event, given the un-minuted nature of the May 19 meeting and the lack of good recollection by the defendants involved, it is difficult to determine what exactly motivated the board’s decision, or if decision is really even the right word. What is certain is this: despite William Blair’s presentation including a litany of potential strategic buyers Netsmart might pursue, no effort was taken from that point forward to explore whether any of these buyers were interested in Netsmart. None.

D. Pursuit Of A Private Equity Deal Accelerates

After the May 19 meeting, management and William Blair continued to collaborate on efforts to pursue a private equity deal. In early July, another private equity firm focused on companies in the software and healthcare markets, Thoma Cressey Equity Partners (“Cressey”),(44) approached Netsmart and expressed a preliminary interest in acquiring the company.(45) Without involvement of the board, a confidentiality agreement was inked and Cressey undertook some due diligence.(46) On July 7, Cressey made a preliminary, conditional proposal to acquire all of the company’s shares for $15 apiece. That same day, Netsmart stock closed at $12.81 per share on the NASDAQ.(47)

From there, things began to move fast. On July 13, 2006, the board of directors met to consider the Cressey proposal. They decided to form a Special Committee of independent directors, with defendant Calcagno as Chairman, and defendants Gallagher, Shamash, and Sicinski as members. The Special Committee retained William Blair as its own advisor the next day.

At the same meeting, the Special Committee apparently decided on a very targeted approach to marketing the company, which involved an outreach to six private equity firms in addition to Cressey. These included Vista and Francisco, which had each already expressed an interest in a transaction with Netsmart, as well as four other firms—TA Associates, Summit Partners, Insight, and Technology Crossover Ventures—that William Blair said had each purchased healthcare software firms in the past.(48)

(43) See, e.g., Edward D. Herlihy, Takeover Law and Practice 2006, 1584 PLI/CORP 433, 447 (Jan. 24, 2007) (chronicling recent hostile deals, including “GE’s bid for Honeywell after reports of a deal with United Technologies surfaced, Pfizer’s bid for Warner Lambert after Warner Lambert announced a merger with American Home Products, AIG’s bid for American General following its announcement of a transaction with Prudential PLC, SunTrust’s attempt to break up the First Union/Wachovia merger, and Qwest’s continued efforts to acquire MCI after MCI’s board twice accepted lower bids from Verizon.”); Robert E. Spatt, The Four Ring Circus-Round Nine; A Further Updated View of the Mating Dance Among Announced Merger Partners and an Unsolicited Second or Third Bidder (2005) (updating Spatt’s original article, published at 1 No. 9 M&A LAW 1 (Feb. 1998), and collecting instances of deal jumping for those attending the Tulane Corporate Law Institute).

(44) Thoma Cressey is referred to as “PE-3” in the Proxy. See Proxy at 15-16.

(45) Palasz Dep. at 45-47.

(46) Proxy at 15-16.

(47) NTST: Historical Prices, Yahoo! Finance, http://finance.yahoo.com/q/hp?s=NTST&a=06&b=7&c=2006&d=06&e=7&f=2006&g=d (last visited Mar. 14, 2007) (documenting the $12.81 closing price of Netsmart (NTST) shares on July 7, 2007); accord Calcagno Dep. at 132 (indicating that Netsmart’s stock price at the time of the Cressey bid was “around $13”).

(48) Calcagno Dep. at 75-76.

In the foregoing discussion, I use the word “apparently” because as with the meeting of May 19, no minutes exist for these Special Committee’s deliberations that appear in the Proxy. As such, one cannot determine who was present for this meeting or what specifically was said or done. One might even reasonably speculate that no formal meeting took place as the Committee’s chairman, Calcagno, testified that there were no Special Committee meetings at which minutes were not taken.(49) In that case, Calcagno may well have signed off on the shopping list suggested by William Blair outside of the meeting room.

Ultimately, four of the seven private equity firms involved in the limited auction responded to William Blair’s initial overture in a positive way. The four were Vista, Francisco, Cressey, and Insight. After agreeing to sign confidentiality agreements in order to facilitate access to due diligence materials, each was given the opportunity to review a set of Netsmart’s records during the latter half of July and asked to provide a preliminary proposal outlining the terms on which they might acquire Netsmart by August 1.

In what was to be the pattern throughout, the Netsmart side of the due diligence process was handled by company management with little involvement from the Special Committee or its advisors. This occurred despite the fact that Netsmart management was keenly interested in the future incentives that would be offered by the buyers, including what, if any, option pool would be offered to them in the resulting private company. Given its lack of participation in this process, the Special Committee had virtually no insight into how consistent management was in its body language about Netsmart’s prospects to the various private equity firms in the bidding process. But no plausible allegations of favoritism by management toward particular private equity firms among the seven have been made by the plaintiffs, and no evidence from which one can infer that Conway or other Netsmart managers had any pre-existing relationship or bias toward any of the bidders has been presented.

On the eve of receiving expressions of interest, July 31, the Special Committee met in its first minuted meeting. At that session, which was attended by CEO Conway and Netsmart’s general counsel, the Special Committee retained Patterson Belknap Webb & Tyler as its legal counsel.(50) The same day as it was retained, Patterson Belknap provided a review for the Special Committee of its legal obligations.(51)

E. The Preliminary Bids Come In And The Board Confirms
Its Prior Decision Not To Seek A Strategic Buyer

On August 3, the Special Committee met to consider the preliminary bids its limited action had generated. Each of the preliminary bids contemplated, as one would expect from private equity buyers, a continuing role for existing management after the sale and the provision of equity incentives to them. Cressey declined to update its prior $15 per share expression of interest. The other expressions of interest were: Insight (at $15.40-$15.60 per share); Francisco ($15.75 to $16.75 per share); and Vista (at $17.00 per share).(52)

(49) See Calcagno Dep. at 124-25 (inquiring whether July 31 was the first meeting of the Special Committee because it was the earliest set of minutes produced and whether there were any Committee meetings at which minutes were not taken and receiving an “I don’t know” and “No” in response).

(50) King Aff., Ex. 9 at 1-2.

(51) Proxy at 16.

(52) Proxy at 16.

The Special Committee, with involvement by Conway, again rejected any broader market canvass. Instead, it decided to offer the two bidders who made the most attractive offers the opportunity to conduct additional due diligence in contemplation of making final bids on August 28. In coming to the conclusion not to try to approach a broader range of bidders, the Special Committee relied in important part on the intuition that, so long as the Merger Agreement contained a fiduciary out and did not contain preclusive deal protections, other strategic or financial buyers with an interest would seize on the public announcement of a Merger Agreement as an invitation to make a topping bid.(53)

In August, Vista and Francisco conducted due diligence, without involvement by the Special Committee, and also had talks with Conway about incentives for management. When bids came in on August 28, Francisco’s expression of interest had been reduced to $15 per share. Vista, meanwhile, submitted a bid of $16.75 per share. Insight, which had not been invited to the second round, continued to poke around the process, seeking to engage Conway’s interest but being rebuffed.

On August 29, the Special Committee met. It received updated valuation figures from William Blair to use as a basis for assessing the bids and, more generally, the merits of pursuing a sale. The Special Committee discussed the relative advisability of Netsmart remaining independent as opposed to engaging in a going private transaction. Among the issues considered were Netsmart’s current market valuation, serious health issues facing Conway and the succession issues that posed, and the company’s need to raise large amounts of capital if it were to continue on its own. At the end of the discussion, the Special Committee asked Conway to leave and held an executive session during which it concluded that a transaction in the range proposed by Vista would be attractive and resolved to authorize William Blair to negotiate with Vista. The terms the Special Committee authorized Blair to seek included a purchase price of $17 per share (a quarter more than Vista’s current bid), a 15-day exclusivity period (instead of the 25-day period Vista requested), and a break-up fee of no more than 3% in the final Merger Agreement.

Although Vista did not raise its price, an exclusivity agreement was struck allowing Vista an additional two weeks of due diligence. Again, Netsmart management, without the Special Committee’s involvement, administered this process. At the end of Vista’s review, disappointment resulted. Vista told Palasz of William Blair that it was no longer interested in making an offer at the $16.75 per share level and would only proceed at a level “materially south” of that number.(54) Palasz probed what that meant and came away with the reasonable impression it meant a bid of around $15 per share.(55)

(53) During the executive session on August 3, the Special Committee received advice to that effect: “Mr. Cox [of Patterson Belknap] explained deal terms, including fiduciary outs . . . and modest break-up fees, that would permit a post-announcement market check in order to deal effectively with strategic investors that might offer a substantially higher price. William Blair confirmed this approach as its strategy for a post-announcement market check.” King Aff., Ex. 10 at 4. At a later August 29 meeting, the Special Committee also relied on William Blair’s supposed representation that it had contacted all the strategic identified buyers in its prior May 19 presentation. That representation, if made, could only refer to the cold calls previously described. It does not refer to any authorized marketing in 2006. See King Aff., Ex. 13 at 6.

(54) Palasz Dep. at 88-89.

(55) Palasz Dep. at 93-94 (confirming that “we are not talking about 25 or 50 cents in terms of . . . reduction” and that while not “absolutely defined” the approximate level was comparable to “Francisco . . . at $15 a share”).

William Blair and the Special Committee were not well pleased with Vista. They viewed them as having sported with the process. William Blair gave Vista the news that its reduced level of interest was not attractive. This put the onus on Vista to get its bid back up if it wished to stay in the game. Vista never did so and disappears from our story. A similar tack had been taken with Cressey earlier.

The peskiness of Insight, however, left the Special Committee with another option. On September 20, Insight had again approached Conway to inquire about the process and signaled an interest in making a bid higher than its prior $15.60 overture. Conway directed Insight to the Special Committee’s advisor, William Blair. After Vista dropped its bid, William Blair followed up with Insight and determined it was serious. On September 27, the Special Committee met with its advisors as well as Conway. The Special Committee decided to give Insight, the highest bidder at that time, a chance to conduct due diligence in a tight timeframe.

On October 4, that due diligence was completed and Insight made a written expression of interest at $16.40 a share. By that date, Netsmart’s management was completing the retention of counsel for themselves, to negotiate the conditions on which they might be retained by a private equity buyer. The Special Committee had left that separate negotiation track to management.

On October 5, the Special Committee met to consider Insight’s offer. It decided, with Conway’s input and with guidance from its advisors, to suggest a $16.50 per share price to Insight. Insight responded favorably to William Blair’s dangling of that price and the Special Committee authorized the execution of an exclusivity agreement with Insight the next day. That agreement gave Insight a period of exclusive due diligence in exchange for its obligation to deliver a draft purchase agreement meeting that price by October 23.

F. Insight Wins The Bidding And Executes A Merger Agreement With Netsmart

At the end of October, Insight did not disappoint. Negotiations over a Merger Agreement ensued. The Special Committee sought the chance to actively shop Netsmart—through a “go shop” clause—after the Merger Agreement was publicly announced. Insight refused and the Special Committee relented, instead accepting a “window shop” provision that allowed Netsmart to consider an unsolicited proposal that met a more or less standard definition of a superior proposal. The parties also haggled over termination fee issues. For its part, the Special Committee extracted a 1% reverse break-up fee payable if Insight failed to close by exercise of its financing out. Insight obtained a break-up fee of 3% of the deal’s implied equity value, inclusive of its expenses. But Insight’s demand to trigger the break-up fee simply on a “naked no vote” of Netsmart’s stockholders was rejected, and the triggers were tied to Netsmart’s termination of the Merger Agreement in order to pursue a superior proposal.(56)

While the Special Committee haggled over the Merger Agreement, Conway and his top subordinate, Grisanti, bargained with Insight over their incentives. The Special Committee did not get itself involved in those discussions. But Netsmart’s compensation committee, which included Calcagno, Sicinski, and Gallagher from the Special Committee, did meet with Conway and the legal advisors for management, to discuss the status of those talks.

By November 15, these parallel negotiations were both completed. Management had a tentative deal with Insight and the Special Committee’s advisors had completed negotiating the Merger Agreement. Contrary to the plaintiff’s early arguments, Conway did not come out of his negotiations with Insight a markedly richer man. It appears that his negotiations with Insight, as well as those of his subordinate

(56) See King Aff., Ex. 17 at 5.

Grisanti, who got a package proportionally identical to Conway’s, were spirited and involved real give and take.(57)

On November 16, William Blair made an updated financial presentation to the Special Committee providing it with valuation metrics to assess the $16.50 per share Insight offer. The Special Committee was also apprised that Insight intended to bring in another equity sponsor, Bessemer. Then, Patterson Belknap reviewed the terms of the Merger Agreement.

The next day the Special Committee met again and formally decided to recommend approval of the Merger Agreement, after receiving an oral fairness opinion from William Blair. The board then met and voted to approve the Merger Agreement, with Conway abstaining. The next day, November 18, Blair presented its final fairness opinion, and the Merger Agreement was executed as were new employment agreements for Conway and Grisanti that would become effective if the Merger were approved.

(57) Under his existing employment agreement with Netsmart, Conway earned a salary of $385,875 annually, was entitled to aggregate retirement benefits of between $679,000 and $821,000, and stood to receive a $2.3 million payment in the event of a change of control. King Aff., Ex. 6 at NET 02319 & NET 02320. He also owned 106,348 shares of stock and 142,500 options (roughly 3.7% of Netsmart’s equity). Proxy at 26, 70-71. Following his negotiations with Insight, Conway entered into new agreements in which he accepted a reduced salary of $367,500, reduced benefits upon retirement, and a reduced one-time change-in-control payment of $1 million. King Aff., Ex. 6 at NET 02319-NET 02319. In exchange for these concessions, Conway will continue as CEO of Netsmart and can share in the future appreciation of the company by exercising options that will be granted to him at a strike price pegged to the consideration in the Merger ($16.50 per share) and equaling 2.25% of the surviving company’s shares. Proxy at 8. Thus, it does not appear that Conway stands to receive a financial windfall.

G.   The Deal Is Announced And The Shareholder Vote Is Scheduled

On November 20, the Merger was publicly announced. That same week, several lawsuits seeking to halt the Merger were filed in this court. Those cases have since been consolidated into this action.

After this litigation commenced, the Special Committee met on December 21, 2006 and approved formal minutes for ten meetings ranging from August 10, 2006 through November 28, 2006.(58) That tardy, omnibus consideration of meeting minutes is, to state the obvious, not confidence-inspiring, especially when considered along with the total absence of minutes for the May 19 board meeting and the lack of clarity whether the Special Committee ever met to approve the limited set of private equity firms to be canvassed.

On December 21, 2006, Netsmart also filed its preliminary proxy with the Securities and Exchange Commission (the “SEC”). The SEC questioned whether the transaction was a Rule 13e-3 going private transaction, but, upon further investigation, concluded that the disclosure requirements of that section were inapplicable.(59) Netsmart’s definitive Proxy Statement was filed on February 28, 2007 and mailed to shareholders on March 2, 2007.(60) The special meeting to consider the Merger will be held on April 5, 2007 at which time the stockholder vote is scheduled to take place.(61)

III.   Legal Analysis

The standard the court must apply to evaluate the plaintiffs’ motion forpreliminary injunction is familiar. In order to warrant injunctive relief, the plaintiffs must prove that: (1) they are likely to succeed on the merits of their claims; (2) they will suffer imminent, irreparable harm if an injunction is not granted; and (3) the balance of the equities weighs in favor of issuing the injunction.(62) I begin my application of that standard with the plaintiffs’ merits arguments, which come in two major categories. The first consists of their various arguments why the sales process leading up to the Merger was tainted. The second contains their contentions why the Proxy is materially deficient. After analyzing the merits argument in this order, I apply the remedial calculus contained in the rest of the preliminary injunction test.

A.   The Merits

1.   The Alleged Flaws In The Sale Process

Having decided to sell the company for cash, the Netsmart board assumed the fiduciary duty to undertake reasonable efforts to secure the highest price realistically achievable given the market for

(58) See Affidavit of Scott M. Tucker, Esq. (“Tucker Aff.”), Ex. 10 at SC 000321 (approving minutes for August 10, August 23, August 29, September 27, October 5, October 26, November 2, November 16, November 17, and November 28, 2006).

(59) See King Aff., Ex. 6; DAB at 21.

(60) Netsmart Technologies, Inc., Form 8-K (Mar. 5, 2007) at Ex. 1.

(61) Id.

(62) E.g., Revlon, Inc. v. MacAndrews & Forbes Holdings, Inc., 506 A.2d 173, 179 (Del. 1986).

the company.(63) This duty—often called a Revlon duty for the case with which it is most commonly associated(64)—does not, of course, require every board to follow a judicially prescribed checklist of sales activities.(65) Rather, the duty requires the board to act reasonably, by undertaking a logically sound process to get the best deal that is realistically attainable.(66) The mere fact that a board did not, for example, do a canvass of all possible acquirers before signing up an acquisition agreement does not mean that it necessarily acted unreasonably.(67) Our case law recognizes that are a variety of sales approaches that might be reasonable, given the circumstances facing particular corporations.(68)

What is important and different about the Revlon standard is the intensity of judicial review that is applied to the directors’ conduct. Unlike the bare rationality standard applicable to garden-variety decisions subject to the business judgment rule, the Revlon standard contemplates a judicial examination of the reasonableness of the board’s decision-making process.(69) Although linguistically not obvious, this reasonableness review is more searching than rationality review, and there is less tolerance for slack by the directors. Although the directors have a choice of means, they do not comply with their Revlon duties unless they undertake reasonable steps to get the best deal.

Here, the plaintiffs claim that the Netsmart directors acted unreasonably in two key respects. First, they argue that the Special Committee did not do a reasonable job of extracting the highest value from the limited universe of private equity bidders it sought out in the sales process. Second, they argue that the Netsmart board acted unreasonably by failing to conduct any canvass at all of possible strategic acquirers, leaving itself without any reliable basis to conclude that the Insight Merger it eventually landed was the best deal realistically achievable.

a.   Within The Confines Of Its Limited Auction Of Certain Private Equity
Firms, Did The Board Likely Breach Its Revlon Duties?

The plaintiffs criticize the methods the Special Committee used in dealing with the seven private equity firms that participated in its limited auction process. Most notably, the plaintiffs allege that Conway was too influential in the Special Committee process. The plaintiffs also make more particular arguments,

(63) E.g., Revlon, 506 A.2d at 184 N.16 (“The directors’ role remains an active one, changed only in the respect that they are charged with the duty of selling the company at the highest price attainable for the stockholders’ benefit.”); Paramount Communications, Inc. v. QVC Network, Inc., 637 A.2d 34, 44 (Del. 1994) (“In the sale of control context, the directors must focus on one primary objective—to secure the transaction offering the best value reasonably available for the stockholders—and they must exercise their fiduciary duties to further that end.”).

(64) Revlon, Inc. v. MacAndrews & Forbes Holdings, Inc., 506 A.2d 173 (Del. 1986).

(65) E.g., Barkan v. Amsted Industries, Inc., 567 A.2d 1279, 1286 (Del. 1989) (“[T]here is no single blueprint that a board must follow to fulfill its duties.”).

(66) E.g., QVC, 637 A.2d at 45 (“[A] court applying enhanced judicial scrutiny should be deciding whether the directors made a reasonable decision, not a perfect decision. If a board selected one of several reasonable alternatives, a court should not second-guess that choice even though it might have decided otherwise or subsequent events may have cast doubt on the board’s determination.”).

(67) E.g., In re Toys ‘R’ Us, Inc. S’holder Litig., 877 A.2d 975, 1000 (Del. Ch. 2005).

(68) See Barkan, 567 A.2d at 1286-87 (describing different fact patterns and appropriate responses from corporate boards).

(69) See QVC, 637 A.2d at 45.

including contending that the Special Committee should have gone back to Vista again after it dropped its bid and sought to get it back in the game. They also insinuate that the Special Committee should have resumed contact with Cressey when Vista dropped out and should not have dealt solely with Insight at the end stage. I do not believe there is a reasonable probability that these arguments, at a later stage, will be successful.

There are admittedly questions that can be raised about how the Special Committee did its work with private equity buyers. By the time the Special Committee was formed, William Blair was well along in its work with management. Even when it was formed, the Special Committee largely deliberated with Conway right at the table, along with the company’s general counsel, and other of Conway’s subordinates. Although the Special Committee had executive sessions, it included in those sessions the same bank that had been working with management all along. As a result, one rationally doubts how confidential these sessions really were.

Yet, despite these doubts, the plaintiffs’ allegations that Conway dominated the Special Committee and drove it toward an inferior offer are not convincing. Admittedly, the Special Committee conducted itself in a manner that invites stockholder suspicion.(70) Even recognizing that Conway, although CEO, did not have anything approaching the clout of a controlling stockholder, the Special Committee gave him virtually unlimited access to their deliberations, and let him direct the due diligence process without close oversight. But the fact that these practices predictably raise the suspicions of the plaintiffs does not mean that they actually caused harm to Netsmart’s stockholders.(71) Upon close examination, the process used seems to have had no adverse consequences.

All told, the Special Committee formally met eleven times, with five of those meetings containing “Executive Sessions” in which management was asked to leave and only the committee members participated.(72) It was during those sessions that the Committee considered and approved the Merger terms,(73) and, aside from Conway’s participation in the important strategic buyer debate,(74) resolved virtually every other issue not involving the due diligence process, which was discussed with Conway because he was facilitating it.

(70) Cf. In re SS&C Technologies, Inc. S’holders Litig., 911 A.2d 816, 820 (Del. Ch. 2006) (emphasizing the need for independent directors to be active when addressing LBO transactions involving powerful economic incentives for management that might conflict with the interests of public stockholders).

(71) The plaintiffs’ arguments to the contrary rely on strained applications of two recent decisions: In re Emerging Communications, Inc. S’holders Litig., 2004 WL 1305745 (Del. Ch. 2004), and In re Freeport-McMoran Sulphur, Inc. S’holders Litig., 2005 WL 1653923 (Del. Ch. 2005). But those decisions focus on different situations in which management of the selling corporation had clear associations with the buyer and where members of the special committees themselves faced disabling conflicts as a result. Emerging involved a controlling stockholder merger in which both a majority of the full board and the special committee were found to be beholden to the company’s Chairman and CEO, against whom the special committee was negotiating. Freeport-McMoran concerned a transaction in which the buyer and the seller shared common board members and where there were persuasive reasons to doubt the special committee’s independence from the common directors. This case does not present conflicts of similar magnitude and, as a result, Conway’s alleged involvement in the sale process is less troubling.

(72) See King Aff., Exs. 10, 11, 13, 16 & 19 (containing minutes of the Special Committee’s executive sessions).

(73) King Aff., Ex. 19 at 4-8.

(74) See King Aff., Ex. 10 at 4-5 (indicating that this conversation took place before Conway was asked to leave).

The Special Committee’s and its advisors’ involvement in the due diligence process was less vigorous. They let this process be driven by management. In easily imagined circumstances, this approach to due diligence could be highly problematic. If management had an incentive to favor a particular bidder (or type of bidder), it could use the due diligence process to its advantage, by using different body language and verbal emphasis with different bidders. “She’s fine” can mean different things depending on how it is said.

One obvious reason for concern is the possibility that some bidders might desire to retain existing management or to provide them with future incentives while others might not. In this respect, the Netsmart Special Committee was also less than ideally engaged. Conway was left unattended to bandy such issues around with the invited bidders.

That said, I have no basis to conclude that these issues actually had any negative effect on the bidding process. Unlike some other situations, this was not one in which management came to the directors with an already baked deal involving a favorite private equity group. Conway had no pre-existing relationships with any of the invited bidders. None of the bidders was offering materially more or less to management.

Rather, at every turn, it appears that the Special Committee proceeded in an appropriately price-driven manner, dealing with the bidders or bidder, depending on the stage, that promised to pay the highest price. There is no evidence in the record that any bidder was ever put off the hunt by Conway because of his self-interest.

Indeed, the quibbles that the plaintiffs raise illustrate the Special Committee’s tendency to deal with the bidder promising the highest price. When it chose to deal with Vista exclusively, it did so because Vista dangled a price of $16.75 per share. When Vista then failed to deliver and dropped down to the $15 range, the Special Committee’s decision to give it the cold shoulder strikes me as entirely reasonable. Vista then knew it was up to it to get back into a more attractive range. Vista didn’t need an engraved invitation to know it was its move.

Likewise, having already invited Cressey to improve its original, and never revised, offer into a comparable range, the Special Committee did not act unreasonably by failing to go back to it, as the plaintiffs suggest they should have. Again, Cressey knew how to reach the Special Committee if it wanted to make a more attractive bid. Yet, Cressey never did more than hint that it might be willing to pay more and the board cannot be faulted for considering this whisper to lack seriousness.

Given the circumstances, therefore, I do not think it unreasonable that the Special Committee focused at the end stage on Insight and secured a deal with it at $16.50 per share. The mere fact that the Special Committee had, at one point, desired to get $17 per share from Vista, which had teased it with a $16.75 per share deal, did not mean that it should hold out for that price from Insight, at a later time when even Vista had dropped its interest well south of that level.

Finally, I perceive there to be no rational basis for the plaintiffs’ argument that the Special Committee acted unreasonably by failing to demand a price increase from Insight when Insight brought in Bessemer as an equity partner. I don’t know how this parses, frankly. Even accepting the principle that corporate boards should use the negotiating power they possess to extract a higher value for their shareholders,(75) it is unclear that the Netsmart board gained any real negotiating leverage by Insight’s desire to include Bessemer. Further, given the size of Netsmart, this was not a situation in which “clubbing” posed a material threat to competitive bidding. As important, Bessemer was never even contacted by the Special Committee. It was not one of the chosen bidders and did not pair up with Insight rather than make an independent bid. It was brought in by Insight after Insight had prevailed in the Special Committee process.

(75) See QVC, 637 A.2d at 51 (faulting Paramount’s board for failing to use the enhanced negotiating leverage QVC’s hostile bid provided and instead choosing to hide behind defensive measures already in place).

I suppose the Special Committee could have taken a flyer and asked Insight for more money or more lax deal terms because it had obtained a partner. If Insight had said, “come again, why?” I’m not sure what the Special Committee would have said, other than, “we had to give it a shot.”

In sum, within the constraints of the limited process it undertook with the seven private equity firms, the Special Committee appears to have pursued the best deal it could get. Although some of its procedural choices were questionable, those choices do not seem to have had any negative effect on the result.

b. Was The Board’s Limited Action A Reasonable Approach To Maximizing
Sale Value Given Netsmart’s Circumstances?

The plaintiffs’ second argument has much more force. That argument is that the Special Committee and Netsmart board did not have a reliable basis to conclude that the Insight deal was the best one because they failed to take any reasonable steps to explore whether strategic buyers might be interested in Netsmart.(76)

I believe on this score that the plaintiffs are, if this preliminary record is indicative of the ultimate record in the case, likely to be successful on this point. For reasons I have noted, the board’s consideration of whether to seek out strategic buyers was cursory and poorly documented at best. The decade-spanning, sporadic chats by Conway and William Blair are hardly the stuff of a reliable market check. That is especially so given the dynamism of the business world. What strategic buyers might have desired in 1999, 2001 or 2003 often will be very different than what they would desire in 2006. To that point, the key decision makers will often differ over time spans of that length. As important, Netsmart itself had been transformed through a host of acquisitions and lucrative contracts over that extended period. Finally, executives at large corporations are busy and are less likely to give serious attention to passing comments or diffuse cold calls made without any real authority than they are to respond to more concrete marketing efforts.

What was never done by Conway, William Blair, or the board was a serious sifting of the strategic market to develop a core list of larger healthcare IT players for whom an acquisition of Netsmart might make sense. Perhaps such an effort would have yielded no names. But it might have. Moreover, the mere fact that some healthcare IT players had not responded to less authoritative overtures in years long-past does not mean that they might not have taken a look at Netsmart in 2006.

Having embarked on the pursuit of a cash sale, it was incumbent upon the board to make a reasonable effort to maximize the return to Netsmart’s investors. On the existing record, I cannot conclude that their approach to this issue is indicative of such an effort. As described previously, the downside to having ultimately approached strategic buyers early in the process seems quite limited, if extant. When compared to Scalia’s and William Blair’s early analyses, the initial expressions of interest were not compelling ones. Moreover, the ultimate results obtained by pursuing the directors’ strategy of excluding strategic buyers were less than exciting, as measured by William Blair’s final analyses. As plaintiffs point out, the implied

(76) “When . . . directors possess a body of reliable evidence with which to evaluate the fairness of a transaction, they may approve that transaction without conducting an active survey of the market.” Barkan, 567 A.2d at 1287. The corollary to this is clear: when they do not possess reliable evidence of the market value of the entity as a whole, the lack of an active sales effort is strongly suggestive of a Revlon breach.

transaction multiples that the Insight Merger ultimately entailed were all (except one) below both William Blair’s median and mean for comparable transactions:(77)

	Netsmart @	Selected Comparable
	$16.50/share	Companies
Disclosed Deal Multiples	Implied Multiples	Median	Mean
Enterprise Value to Revenue (LTM)	1.82	1.27	2.12
Enterprise Value to Revenue (2006E)	1.82	2.25	2.27
Enterprise Value to EBITDA (LTM)	11.3	14.2	14.3
Enterprise Value to EBITDA (2006E)	11.0	14.8	14.7
Enterprise Value to EBIT (LTM)	20.6	23.9	26.5
Enterprise Value to EBIT (2006E)	19.7	21.3	22.4

Similarly, the implied transaction value of $115 million of a $16.50 share price fell below even the lower range of William Blair’s DCF value of Netsmart, which was $142 million to $202 million or roughly $20 to $29 per share.(78)

In a targeted canvass, confidentiality issues could have been responsibly addressed, and there is no record basis to believe that strategic acquirers (which have their own confidentiality concerns) were more likely to leak than private equity firms. And, of course, Conway and William Blair claim to have tossed out Netsmart’s name to strategic players through the years, when Netsmart was more, not less vulnerable, in terms of retaining and acquiring customers. And, like the canvass of private equity buyers, there was no need to fish with a seine net for strategic buyers. The Special Committee could have used a fly rod in that market, too.

Of course, one must confront the defendants’ argument that they used a technique accepted in prior cases. The Special Committee used a limited, active auction among a discrete set of private equity buyers to get an attractive “bird in hand.” But they gave Netsmart stockholders the chance for fatter fowl by including a fiduciary out and a modest break-up fee in the Merger Agreement. By that means, the board enabled a post-signing, implicit market check. Having announced the Insight Merger in November 2006 without any bigger birds emerging thereafter, the board argues that the results buttress their initial conclusion, which is that strategic buyers simply are not interested in Netsmart.

The problem with this argument is that it depends on the rote application of an approach typical of large-cap deals in a micro-cap environment. The “no single blueprint” mantra79 is not a one way principle. The mere fact that a technique was used in different market circumstances by another board and approved by the court does not mean that it is reasonable in other circumstances that involve very different market dynamics.(80)

(77) Proxy at 38-39.

(78) Proxy at 40.

(79) See Barkan, 567 A.2d at 1286.

(80) An important recent decision of this court emphasizes that the reasonableness of a board’s decisions in the M&A context turns on the circumstances. See Louisiana Mun. Police Employee’s Retirement System v. Crawford, 2007 WL 582510, at *4 n.10 (Del. Ch. 2007) (requiring plaintiffs to “specifically demonstrate how a given set of deal protections operate in an unreasonable, preclusive or coercive manner,” and likewise reminding defendants that they may not simply rely on notions of blanket rules (like a purported “3% rule” for termination fees) or “some naturally-occurring rate or combination of deal protection measures”). Not being cabined by a long set of per se rules, boards have great flexibility to address the particular circumstances they confront. But equitable principles, including the heightened reasonableness standard in Revlon, ensure that this broad discretion is not abused.

Precisely because of the various problems Netsmart’s management identified as making it difficult for it to attract market attention as a micro-cap public company, an inert, implicit post-signing market check does not, on this record, suffice as a reliable way to survey interest by strategic players. Rather, to test the market for strategic buyers in a reliable fashion, one would expect a material effort at salesmanship to occur. To conclude that sales efforts are always unnecessary or meaningless would be almost un-American, given the salesoriented nature of our culture.(81) In the case of a niche company like Netsmart, the potential utility of a sophisticated and targeted sales effort seems especially high.

For example, Netsmart and its financial advisor could have put together materials explaining Netsmart’s business, why it had attractive growth potential, and how Netsmart’s products and services fit within the broader healthcare IT space. Those materials could have been tailored for a few logical buyers and William Blair could have used its (much touted by the defendants) healthcare reputation to secure the attention of the key executives at those firms, the ones with decision-making authority over acquisitions. In seeking that attention, they would have had the credibility that flows from having actual authority to act as an agent for a principal willing to sell. Such an approach would have given these key players a reason to chew on the idea, consider making applications for resources to explore and finance a bid, and to otherwise do the other things necessary to get alarge corporation to spend over $100 million.

In the absence of such an outreach, Netsmart stockholders are only left with the possibility that a strategic buyer will: (i) notice that Netsmart is being sold, and, assuming that happens, (ii) invest the resources to make a hostile (because Netsmart can’t solicit) topping bid to acquire a company worth less than a quarter of a billion dollars. In going down that road, the strategic buyer could not avoid the high potential costs, both monetary (e.g., for expedited work by legal and financial advisors) and strategic (e.g., having its interest become a public story and dealing with the consequences of not prevailing) of that route, simply because the sought-after-prey was more a side dish than a main course. It seems doubtful that a strategic buyer would put much energy behind trying a deal jump in circumstances where the cost-benefit calculus going in seems so unfavorable. Analogizing this situation to the active deal jumping market at the turn of the century, involving deal jumps by large strategic players of deals involving their direct competitors in consolidating industries is a long stretch.

Similarly, the current market trend in which private equity buyers seem to be outbidding strategic buyers is equally unsatisfying as an excuse for the lack of any attempt at canvassing the strategic market. Given Netsmart’s size, the synergies available to strategic players might well have given them flexibility to outbid even cash-flush private equity investors. Simply because many deals in the large-cap arena seem to be going the private equity buyers’ way these days does not mean that a board can lightly forsake any exploration of interest by strategic bidders.(82)

In this regard, a final note is in order. Rightly or wrongly, strategic buyers might sense that CEOs are more interested in doing private equity deals that leave them as CEOs than strategic deals that may, and in this case, certainly, would not. That is especially so when the private equity deals give management, as Scalia aptly put it, a “second bite at the apple” through option pools. With this impression, a strategic buyer seeking to top Insight might consider this factor in deciding whether to bother with an overture.

(81) The success of ebay is but one of the recent examples of how efforts at effective salesmanship—in that case by efficiently creating an international flea market—can pay off for sellers.

(82) Nor does the record indicate that the board reasonably determined (or even pondered the possibility) that there was extreme time urgency to take advantage of a private equity bubble that would soon pop; indeed, the initial expressions of interest and the eventual deal landed do not suggest that Insight, or any other of the bidders, were on undisciplined spending sprees.

Here, while there is no basis to perceive that Conway or his managerial subordinates tilted the competition among the private equity bidders, there is a basis to perceive that management favored the private equity route over the strategic route. Members of management desired to continue as executives and they desired more equity. A larger strategic buyer would likely have had less interest in retaining all of them and would not have presented them with the potential for the same kind of second bite. The private equity route was therefore a clearly attractive one for management, all things considered.

William Blair had its own incentive to favor that route, too. Although William Blair had a right to 1.7% of any deal, its aging contract undoubtedly gave it a strong incentive to bring about conditions that would facilitate a deal that would close. The path of dealing with a discrete set of private equity players was attractive to its primary client contact—management—and the quickest (and lowest cost) route to a definitive sales agreement.

By acknowledging these incentives, I do not mean to imply in any way that Netsmart management or William Blair consciously pursued objectives at odds with getting the best price. Rather, I simply point out the reality that the Netsmart board rapidly narrowed its options to a channel consistent with those incentives. By the time the Special Committee began its work, the inertial energy of the sales process was already clearly directed at a private equity deal. The record evidence regarding the consideration of an active search for a strategic buyer is more indicative of an after-the-fact justification for a decision already made, than of a genuine and reasonably-informed evaluation of whether a targeted search might bear fruit. For all these reasons, I believe the plaintiffs have demonstrated a reasonable probability that they will later prove that the board’s failure to engage in any logical efforts to examine the universe of possible strategic buyers and to identify a select group for targeted sales overtures was unreasonable and a breach of their Revlon duties.

2. The Plaintiffs’ Disclosure Claims

The plaintiffs allege that the Proxy Statement is deficient because it omits material facts and presents other issues in a materially misleading manner. Specifically, the plaintiffs complain about the following aspects of the Proxy: (i) the failure of the Proxy to include the Scalia “Stay the Course” projections presented to the board on May 11, 2006; (ii) the failure of the Proxy to provide a complete set of the projections used by William Blair in preparing its discounted cash flow valuation, which was presented to the board and used in connection with its issuance of a fairness opinion concerning the Merger; and (iii) the failure of the Proxy to identify certain instances in which members of the Special Committee had served on other boards with Conway.

The basic standards applicable to the consideration of these arguments are well settled. Directors of Delaware corporations must “disclose fully and fairly all material information within the board’s control when they seek shareholder action.”(83) An omitted fact is only material if there is a substantial likelihood that it would be considered important in a reasonable shareholder’s deliberation and decision making process before casting his or her vote.(84) “Put another way, there must be a substantial likelihood that the disclosure of the omitted fact would have been viewed by the reasonable investor as having significantly altered the ‘total mix’ of information made available.”(85) To this end, disclosures must provide a “balanced,” “truthful,” and “materially complete” account of all matters they address.(86)

(83) Arnold v. Society for Savings Bancorp., Inc., 650 A.2d 1270, 1277 (Del. 1994) (quoting Stroud v. Grace, 606 A.2d 75, 84 (Del. 1992)).

(84) Zirn v. VLI Corp., 621 A.2d 773, 778-79 (Del. 1993).

(85) Id. (quoting TSC Industries, Inc. v. Northway, Inc., 426 U.S. 438, 449 (1976)).

(86) E.g., Malone v. Brincat, 722 A.2d 5, 12 (Del. 1998) (requiring disclosures to “provide a balanced, truthful account of all matters”); In re Pure Resources, Inc. S’holders Litig., 808 A.2d 421, 448 (Del. Ch. 2002) (“When a document ventures into certain subjects, it must do so in a manner that is materially complete and unbiased by the omission of material facts.”) (citing Arnold, 650 A.2d at 1280-82).

When stockholders must vote on a transaction in which they would receive cash for their shares, information regarding the financial attractiveness of the deal is of particular importance.(87) This is because the stockholders must measure the relative attractiveness of retaining their shares versus receiving a cash payment, a calculus heavily dependent on the stockholders’ assessment of the company’s future cash flows.

a. The Proxy Is Not Deficient Because It Omitted
The May 11 Scalia Projections

The figures at issue are the “Stay the Course” projections included in Scalia’s presentation to the Netsmart board on May 11, 2006. In that model, Scalia projected revenues and profits based on organic growth and presented company valuations based on a price-to-earnings multiple of 25—a figure materially higher than Netsmart’s trading multiple at the time.(88) The relevant portion of these projections reads as follows:(89)

	FY 2006	FY 2007	FY 2008	FY 2009	FY 2010
Revenue	$60,478	$69,549	$79,982	$89,579	$100,329
EBITDA	$10,000	$11,500	$13,225	$14,812	$16,589
Net Income	$3,720	$4,650	$5,719	$6,703	$7,805
EPS	$0.57	$0.72	$0.88	$1.03	$1.20
P/E	25	25	25	25	25
Share Price	$14	$18	$22	$26	$30
Market Cap	$93,000	$116,248	$142,987	$167,583	$195,135

I conclude that the disclosure of these projections would not have a material effect on a rational shareholder’s impression of the proposed Merger. Admittedly, the Proxy omitted the Scalia May 11 projections and presented different ones. But this discrepancy is entirely non-insidious because the later disclosed projections, which were relied upon by William Blair and shaped by management input, including from Scalia himself, were more current and more bullish. That is, the plaintiffs are arguing for the disclosure of a set of projections that are more pessimistic than those disclosed in the Proxy.(90) Using the dated Scalia projections as a basis for an independent valuation of Netsmart’s future earnings would demonstrate only that the Merger consideration offered was “fairer” to the selling shareholders than the projections presented in the Proxy imply. As such, that portion of the Scalia model would not materially influence any rational shareholder’s vote, and no duty was breached by its omission.

The oddment of the plaintiffs’ pressing of this point was clarified at oral argument. At that time, it became clear that the plaintiffs were mostly interested in disclosure of Scalia’s prior work because of its estimates of share prices of $18 in 2007, $22 in 2008, $26 in 2009, and $30 in 2010.(91) The plaintiffs say

(87) Pure Resources, 808 A.2d at 447-48.

(88) According to Griffin’s June 5, 2006 research report, Netsmart had a trailing P/E multiple of 20.2 and a forward P/E multiple of 15.2. See King Ex. 2 at SC-YS 000582.

(89) Id. at NET 00009.

(90) Compare Naylor Aff., Ex. 2 at NET-00009 (listing Scalia’s May 11 projections, which include 2009 revenues of $89.579 million and EBITDA of $14.812 million) with Proxy at 79 (listing William Blair’s November 18 projections, which include 2009 revenues of $100.041 million and EBITDA of $24.367 million).

(91) See Transcript of Oral Argument on Motion for Preliminary Injunction (Feb. 27, 2007) at 50 (stating that the “critical fact” contained in the Scalia model was that the company was projecting its share price to rise).

those estimates are material. The problem with that argument is that there has been no demonstration that this part of Scalia’s estimate was at all reliable. The chart produced above clearly illustrates that Scalia got to his share price estimate by multiplying the projected earnings per share value by a constant price-to-earnings multiple of 25. That high multiple is what the plaintiffs want disclosed and multiplied by projections; indeed, for their purpose the later projections are even better, because when multiplied by 25 they yield an even higher per share value than Scalia’s earlier May 11 projections.

But, the market, not Netsmart or Scalia, determines the price-to-earnings multiple. Unlike managerial projections of revenues, costs, and profits, factors over which management can exercise some control and provide a greater level of insight than independent investors, there is no basis to believe that someone like Scalia would have a reliable basis to estimate future trading multiples of his particular firm.(92) Even more importantly, the plaintiffs have failed to demonstrate that Scalia’s constant use of a P/E multiple of 25 reflected his best estimate of the multiple Netsmart shares would attain in the market. The plaintiffs never took Scalia’s deposition. Absent testimony to the contrary, the use of such a constant high number seems more likely to have been an optimistic “plug figure” than a reasoned estimate. That is especially the case when Netsmart’s historically much lower multiples—only 20.2 as of June 200693—are considered. Although the past is not an indicator of future performance (as any mutual fund manager will tell you), on what reasonable basis could Scalia have predicted a huge increase in Netsmart’s multiple to 25 and the constant maintenance of that multiple for the succeeding years? What is far more likely is that Scalia intended to make no such prediction but simply wished to give the board a generous illustration of what attainment of his projections might yield in terms of the company’s market price. Given this record, the Proxy’s failure to disclose Scalia’s earlier analysis is not troubling.

b. The Proxy’s Failure To Disclose All The Projections Used By William Blair In
Preparing Its DCF Valuation Renders It Materially Incomplete

In the Proxy, William Blair’s various valuation analyses are disclosed. One of those analyses was a DCF valuation founded on a set of projections running until 2011. Those projections were generated by William Blair based on input from Netsmart management, and evolved out of the earlier, less optimistic, Scalia projections. Versions of those figures were distributed to interested parties throughout the bidding process, and one such chart is reproduced in part in the Proxy. The final projections utilized by William Blair in connection with the fairness opinion, however, have not been disclosed to shareholders. Those final projections, which were presented to the Netsmart board on November 18, 2006 in support of William Blair’s final fairness opinion, take into account Netsmart’s acquisition of CMHC and management’s best estimate of the company’s future cash flows.(94)

In its disclosures concerning William Blair’s fairness opinion, the Proxy does not contain any charts of revenue or earnings projections. In a separate section, though, the Proxy presents two sets of projections. Neither is identical to the set of projections used in the fairness opinion. The first set, titled “Sell Side Projections,” uses the same revenue estimates as William Blair’s final model but differs in its projection of

(92) See In re PNB Holding Co. S’holders Litig., 2006 WL 2403999, at *16 (Del. Ch. 2006) (“[O]ur law has refused to deem projections material unless the circumstances of their preparation support the conclusion that they are reliable enough to aid the stockholders in making an informed judgment.”); Loudon v. Archer-Daniels Midland Co., 700 A.2d 135, 145 (Del. 1997) (“Speculation is not an appropriate subject for a proxy disclosure.”).

(93) See King Ex. 2 at SC-YS 000582 (presenting Griffin’s P/E multiple calculations).

(94) See King Aff., Ex. 21 at SC 000264.

EBITDA.(95) It was apparently used “as part of the formal process of soliciting interest in the acquisition of the company.”(96) The second, captioned “Financing Projections,” is completely distinct from the final figures used by William Blair because it served a different purpose—that set was apparently given by Insight to prospective lenders in its effort to finance its acquisition of Netsmart.(97) Neither set of projections included in the Proxy includes any revenue, cost, or earnings estimates for Netsmart’s performance in years 2010 and 2011. A likely explanation for that omission is that the projections for those years were not given to any of the bidders.

The parties’ original briefs missed the fact that the disclosed Sell Side Projections were not the ones ultimately utilized in connection with William Blair’s fairness opinion. They therefore dueled over the materiality of the failure to disclose the Sell Side Projections for 2010 and 2011. The defendants took the position that they were not material because, among other reasons, they were not given to buyers and, as the most distant projections, they were too speculative to require disclosure.

But, that was thin gruel to sustain the omission. Even if it is true that bidders never received 2010 and 2011 projections, that explanation does not undercut the materiality of those forecasts to Netsmart’s stockholders. They, unlike the bidders, have been presented with William Blair’s fairness opinion and are being asked to make an important voting decision to which Netsmart’s future prospects are directly relevant. Further, the Proxy clearly states that the discounted cash flow analysis conducted by William Blair covered the “period commencing January 1, 2007 and ending December 31, 2011” and that “approximately 82% to 86% of the present value of Netsmart’s calculated enterprise value was attributable to the terminal value calculated from the 2011 projected EBITDA.”(98) Yet, nowhere in the Proxy is there any financial information covering that critical, terminal year (or the prior year for that matter).

Making the defendants’ position even weaker is the reality that emerged after argument. At that time, it became clear that the Proxy did not contain the final William Blair projections underlying its ultimate DCF model and fairness opinion. Thus, the Proxy now fails to give the stockholders the best estimate of the company’s future cash flows as of the time the board approved the Merger. Because of this, it is crucial that the entire William Blair model from November 18, 2006—not just a two year addendum—be disclosed in order for shareholders to be fully informed.

Faced with the question of whether to accept cash now in exchange for forsaking an interest in Netsmart’s future cash flows, Netsmart stockholders would obviously find it important to know what management and the company’s financial advisor’s best estimate of those future cash flows would be. In other of our state’s jurisprudence, we have given credence to the notion that managers had meaningful insight into their firms’ futures that the market did not.(99) Likewise, weight has been given to the fairness-enforcing utility of investment banker opinions. It would therefore seem to be a genuinely foolish (and arguably unprincipled and unfair) inconsistency to hold that the best estimate of the company’s future returns, as generated by management and the Special Committee’s investment bank, need not be disclosed when stockholders are being advised to cash out. That is especially the case when most of the key managers seek to remain as executives and will receive options in the company once it goes private. Indeed, projections of this sort are probably among the most highlyprized disclosures by investors. Investors can come up with their own estimates of discount rates or (as already discussed) market multiples. What they cannot hope to do is replicate management’s inside view of the company’s prospects.

(95) Compare King Aff., Ex. 21 at SC 000264 (showing William Blair’s revenue projections of $67.641, $80.253, and $100.041 million and EBITDA projections of $13.941, $18.422, and $24.9 million for 2007 through 2009) with Proxy at 79 (Table 1) (listing identical revenue projections but projecting EBITDA to be $13.737 million in 2007, $17.89 million in 2008, and $24.367 million in 2009).

(96) Proxy at 79.

(97) Id.

(98) Proxy at 40.

(99) See Bernard Black & Reinier Kraakman, Delaware’s Takeover Law: The Uncertain Search for Hidden Value, 96 Nw. U. L. Rev. 521 (2002) (presenting an amusing and incisive critique of this aspect of our law).

In concluding that this omission is material, I also take into account that stockholders might place greater value on company-specific estimates of future performance in this situation than on inferences based on supposedly comparable companies. The defendants themselves have stressed Netsmart’s unique market niche and its dominant position in a niche market. Therefore, the materiality of a direct evaluation of the value of the company’s expected future cash flows might rationally take on more importance in this instance than comparisons to other firms or transactions several times larger or smaller or in different sectors than Netsmart. And the mere fact that William Blair claims to have placed little weight on its DCF analysis seems a poor reason to blind stockholders to their management’s best estimates of the company’s future profits.

The conclusion that this omission is material should not be surprising. Once a board broaches a topic in its disclosures, a duty attaches to provide information that is “materially complete and unbiased by the omission of material facts.”(100) For this reason, when a banker’s endorsement of the fairness of a transaction is touted to shareholders, the valuation methods used to arrive at that opinion as well as the key inputs and range of ultimate values generated by those analyses must also be fairly disclosed.(101) Only providing some of that information is insufficient to fulfill the duty of providing a “fair summary of the substantive work performed by the investment bankers upon whose advice the recommendations of the[] board as to how to vote . . . rely.”(102)

Aside from the omission of the projections underlying the Blair fairness opinion, the plaintiffs have failed to persuade me that the Proxy does not fairly describe William Blair’s work. Several of the items that plaintiffs find objectionable amount to mere nit-picking. For example, the fact that the Proxy states that “minor decreases” in the company’s growth rate or margins would have a material negative impact on valuation while omitting the inverse of that proportional relationship is not a material omission. Likewise, I reject the plaintiffs’ demand that the directors and William Blair engage in self-flagellation over the fact that the $16.50 Insight price comes in at the low range of William Blair’s valuation analyses.(103) Like the plaintiffs, other stockholders can discern that reality from the Proxy itself, which describes the mean and medians of those analyses. Requiring disclosure of the reason why William Blair still gave a fairness opinion in these circumstances would require disclosure of information that the record suggests does not

(100)     Pure Resources, 808 A.2d at 448; see also Frank v. Arnelle, 1998 WL 668649, at *3 (Del. Ch. 1998) (citing Lynch v. Vickers Energy Corp., 383 A.2d 278, 281 (Del. 1977), and explaining that when directors communicate with their company’s shareholders, “[c]ompleteness, not adequacy, is the mandate”).

(101)     Pure Resources, 808 A.2d at 449 (“The real informative value of the banker’s work is not in its bottom-line conclusion, but in the valuation analysis that buttresses that result. . . . Like a court would in making an after-the-fact fairness determination, a Pure minority stockholder engaging in the before-the-fact decision whether to tender would find it material to know the basic valuation exercises that First Boston and Petrie Parkman undertook, the key assumptions that they used in performing them, and the range of values that were thereby generated.”).

(102)     Id. at 449.

(103)     In re JCC Holding Co., Inc., 843 A.2d 713, 721 (Del. Ch. 2003) (“This kind of quibble with the substance of a banker’s opinion does not constitute a disclosure claim.”)

exist. In prior decisions, this court has noted that so long as what the investment banker did is fairly disclosed, there is no obligation to disclose what the investment banker did not do.(104)

Here, there is no evidence in the record indicating that William Blair ever explained its decision to issue a fairness opinion when the Merger price was at a level that was in the lower part of its analytical ranges of fairness. The relevant board minutes simply state:

In response to Mr. Conway’s question of whether William Blair’s analysis shows that the proposed transaction is the best possible deal for the Corporationor a deal that is within the range of a fair deal for the Corporation’s shareholders, Mr. Palasz answered that the proposed deal is within the range of fairness.(105)

From this “range of fairness” justification, one can guess that William Blair believed that, given the limited auction it had conducted and the price competition it generated, a price in the lower range was “fair,” especially given William Blair’s apparent assumption that an implicit, post-signing market check would be meaningful. I say guess because these reasons are not developed in the record. The one reason in the record is simply that the price fell within, even if at the lower end, of William Blair’s fairness ranges. William Blair’s bare bones fairness opinion is typical of such opinions, in that it simply states a conclusion that the offered Merger consideration was “fair, from a financial point of view, to the shareholders”(106) but plainly does not opine whether the proposed deal is either advisable or the best deal reasonably available. Also in keeping with the industry norm, William Blair’s fairness opinion devotes most of its text to emphasizing the limitations on the bank’s liability and the extent to which the bank was relying on representations of management.(107) Logically, the cursory nature of such an “opinion” is a reason why the disclosure of the bank’s actual analyses is important to stockholders; otherwise, they can make no sense of what the bank’s opinion conveys, other than as a stamp of approval that the transaction meets the minimal test of falling within some broad range of fairness.

c. The Proxy Did Not Omit Any Material Information Regarding
The Special Committee’s Independence

The plaintiffs have also alleged that the Proxy omits information regarding the contemporaneous service of Conway and two members of the Special Committee on other boards of directors.

First, plaintiffs say that Netsmart should have disclosed the simultaneous service of Conway and Special Committee member Shamash on the board of the Long Island Software Technology Network Association (“LISTnet”). This claim is frivolous because that information is, in fact, fully disclosed in the Proxy, which states, “Conway was recently elected to the board of LISTnet” and that Shamash “is a member of the board of directors of LISTnet.”(108) Furthermore, LISTnet is a trade group promoting the software industry in Long Island, New York. Simultaneous service on LISTnet’s 30 to 35 member board by Conway, a CEO of a Long Island-based software firm, and Shamash, the Vice President of Economic Development and the Dean of the College of Engineering and Applied Sciences at Stony Brook University in New York, hardly seems confidence-eroding.

The plaintiffs’ second allegation has some more color. More by happenstance than by design, the plaintiffs discovered that Conway had previously been invited by Special Committee member Sicinski to serve on the board of Trans Global Services, Inc. (“TransGlobal”), and had held that position for a couple of years while Sicinski was CEO of that company.(109) The Proxy discloses that Sicinski was the CEO of

(104)     E.g., id. at 721 (“Under Delaware law, there is no obligation on the part of a board to disclose information that simply does not exist.”); see also In re Dataproducts Corp. S’holders Litig., 1991 WL 165301, at *8 (Del. Ch. 1991) (refusing to affirmatively oblige directors to create and then disclose valuations that had not been previously prepared).

(105)     King Aff., Ex. 17 at 3.

(106)     Proxy at B-2.

(107)     Proxy at B-1, B-2.

(108)     Proxy at 73-74.

(109)     Conway Dep. at 28-30.

TransGlobal and that he eventually joined the board of Netsmart while Conway was CEO.(110) But it does not disclose that Conway served on TransGlobal’s board.(111) Exactly when Conway served on TransGlobal’s board and whether that service overlapped with Sicinski’s service on Netsmart’s board while Conway was CEO is unclear. The fault for that rests with the plaintiffs, who failed to follow up.

The reason that this claim has some color is that it is plausible to think that in circumstances when a busy executive (such as Conway) had agreed to help another CEO (such as Sicinski) by serving on his board (TransGlobal), the CEO in Sicinski’s position might bring some feeling of beholdness to his later service once he reciprocates by agreeing to serve on Conway’s board. In considering the vigor of a Special Committee, this sort of past interlock might be thought to be relevant to a (cynical?) stockholder, on the theory that Conway and Sicinski were part of an implicit CEOs’ club whose members did not as outside directors rock the ships other members captained. That does not in any sense imply that a past interlock of this kind would render someone like Sicinski non-independent;(112) rather, it is to admit of the possibility that there are facts that, although not in themselves sufficient to render a committee member non-independent, might be material. Otherwise, there would be no need to disclose anything about independent directors, on the grounds that only the disclosure of facts that were fatal to their independence was required.

The plaintiffs bear a special burden in this delicate territory, however. Federal regulations and exchange rules address disclosure of this kind in a detailed manner that balances the costs of disclosing all past relationships against the need to give stockholders information about some prior relationships that, while not rendering directors non-independent of each other, are important enough to warrant disclosure. Those bodies of authority should not be lightly added to by our law. After a consultation of the pertinent provisions of that authority, unaided by the parties themselves, I fail to perceive any requirement for the disclosure the plaintiffs demand.(113) In view of the tightened definitions of independence that now prevail, I am chary about adding a judicially-imposed disclosure requirement that past interlocking board service involving a target’s CEO and another independent director must always be disclosed. This area of disclosure—i.e., the description of factors bearing on independence—is already well-covered, some might even say smothered. Certainly, I cannot prudently add to those requirements here where the plaintiffs have entirely failed to make a clear record about when Conway and Sicinski served on the two boards in question, how material their service as outside directors was to each other as CEOs, and what remuneration they received for their board service.

(110)     Proxy at 74-75.

(111)     Id.

(112)     Without more, directors are not deemed to lose their independence merely because they move in the same social circles or hold seats on the same corporate boards. E.g., Beam v. Stewart, 845 A.2d 1040, 1051-52 (Del. 2004) (holding “mov[ing] in the same business and social circles . . . is not enough to negate independence for demand excusal purposes”); Langner v. Brown, 913 F. Supp. 260, 266 (S.D.N.Y. 1996) (“The fact that several director defendants sat on the same boards of directors of other companies does not in itself establish lack of independence.”); see also NASD Rule 4200(14)(E) (including only “a director who is employed as an executive of another entity where any of the company’s executives serve on that entity’s compensation committee” within its examples of non-independence stemming from simultaneous board service).

(113)     As it appears, on a hasty review, that the SEC’s proxy disclosure rules do not establish disclosure requirements regarding special committee members who negotiate and approve going-private transactions like this one, I am guided by the SEC’s disclosure rules in other contexts. For example, with respect to matters involving the election of directors, § 229.401(e)(2) of SEC Reg. S-K requires disclosure only of “other [current] directorships held by each director or person nominated or chosen to become a director. See also SEC Reg. § 229.407 (requiring registrants to identify directors meeting exchange rule independence standards and to describe the basis on which the director was determined to be independent).

B. Irreparable Harm And The Balance Of The Equities

Having concluded my considerations of the merits prong of the preliminary injunction inquiry, I turn now to the other prongs, both of which are designed to help the court determine whether the powerful tool of an injunction should be used or whether the court should stay its hand, let events proceed, and address any harm after a final hearing.

I begin with the question of whether the Netsmart stockholders face a possibility of irreparable injury if an injunction does not issue. The defendants say no, because the court, in a later appraisal or equitable action, can always award monetary damages if it believes that the compensation the stockholders stand to receive does not reflect the value of Netsmart and if the plaintiffs meet the other requirements for obtaining relief (e.g., in the case of an equitable action, proving a non-exculpated breach of fiduciary duty). Therefore, even if the Netsmart stockholders face the possibility of voting on the Insight Merger without access to material facts, the defendants say that the loss of the ability to make an informed decision can be compensated for in cash down the road.

Although not without dissonance, this court’s jurisprudence has tended to reject the notion that stockholders do not face a threat of irreparable injury when a board seems to have breached its Revlon duties or failed to disclose material facts in advance of a merger vote. No doubt there is the chance to formulate a rational remedy down the line, but that chance involves great cost, time, and, unavoidably, a large degree of imprecision and speculation. After-the-fact inquiries into what might have been had directors tested the market adequately or stockholders been given all the material information necessarily involve reasoned guesswork. Foundational principles of Delaware law also color the approach our courts take to this issue. Delaware corporate law strives to give effect to business decisions approved by properly motivated directors and by informed, disinterested stockholders. By this means, our law seeks to balance the interest in promoting fair treatment of stockholders and the utility of avoiding judicial inquiries into the wisdom of business decisions. Thus, doctrines like ratification and acquiescence operate to keep the judiciary from second-guessing transactions when disinterested stockholders have had a fair opportunity to protect themselves by voting no.

Because this feature of our law is so centrally important, this court has typically found a threat of irreparable injury to exist when it appears stockholders may make an important voting decision on inadequate disclosures.(114) By issuing an injunction requiring additional disclosure, the court gives stockholders the choice to think for themselves on full information, thereby vindicating their rights as stockholders to make important voting and remedial decisions based on their own economic self-interest.(115) By this approach, the court also ensures that greater effect can be given to the resulting vote down the line, reducing future litigation costs and transactional and liability uncertainty.

(114)     See, e.g., ODS Technologies, Inc. v. Marshall, 832 A.2d 1254, 1262 (Del. Ch. 2003) (“The threat of an uninformed stockholder vote constitutes irreparable harm.”); Pure Resources, 808 A.2d at 452 (“[I]rreparable injury is threatened when a stockholder might make a tender or voting decision on the basis of materially misleading or inadequate information.”); see also In re Staples, Inc. S’holders Litig., 792 A.2d 934, 960 (Del. Ch. 2001) (“[I]t is appropriate for the court to address material disclosure problems through the issuance of a preliminary injunction that persists until the problems are corrected.”).

(115)     See Staples, 792 A.2d at 960 (“An injunctive remedy . . . specifically vindicates the stockholder right at issue—the right to receive fair disclosure of the material facts necessary to cast a fully informed vote—in a manner that later monetary damages cannot and is therefore the preferred remedy, where practicable.”).

In the Revlon context, the issue of full disclosure intersects with the broader remedial question. In cases where the refusal to grant an injunction presents the possibility that a higher, pending, rival offer might go away forever, our courts have found a possibility of irreparable harm.(116) In other cases when a potential Revlon violation occurred but no rival bid is on the table, the denial of injunctive relief is often premised on the imprudence of having the court enjoin the only deal on the table, when the stockholders can make that decision for themselves.(117) The difference in these contexts is not really about the irreparability of the harm threatened to the target stockholders as a theoretical matter,(118) it is really about the different cost-benefit calculus arising from throwing the injunction flag. When another higher bid has been made, an injunction against the target board’s chosen deal has the effect of ensuring a fair auction in which the highest bidder will prevail, at comparatively little risk to target stockholders. Indeed, in most circumstances, this means that the chances for a later damages proceeding are greatly minimized given the competition between rival bidders.

By contrast, when this court is asked to enjoin a transaction and another higher-priced alternative is not immediately available, it has been appropriately modest about playing games with other people’s money. But even in that context, this court has not hesitated to use its injunctive powers to address disclosure deficiencies. When stockholders are about to make a decision based on materially misleading or incomplete information, a decision not to issue an injunction maximizes the potential that the crudest of judicial tools (an appraisal or damages award) will be employed down the line, because the stockholders’ chance to engage in self-help on the front end would have been vitiated and lost forever.(119)

Applied here, the learning from past experience points toward the following result. The Netsmart stockholders face a threat of irreparable injury if an injunction does not issue until such time as the Netsmart board discloses additional information, to wit, the full November 18, 2006 William Blair revenue and earnings projections including the years 2010 and 2011. Absent such disclosure, the company’s shareholders will vote without important information regarding their management’s and William Blair’s best estimates regarding the future cash flow of the company. In a cash-out transaction, this information is highly material, as the stockholders are being asked to give up the possibility of future gains from the on-going operation of the company in exchange for an immediate cash payment. That is especially so when management is staying in the game, leaving the public stockholders behind with their exit payment as compensation for forsaking any share of future gains.

(116)     See, e.g., QVC Network, Inc. v. Paramount Communications, Inc., 635 A.2d 1245, 1273 n.50 (Del. Ch. 1993) (“Since the opportunity for shareholders to receive a superior control premium would be irrevocably lost if injunctive relief were not granted, that alone would be sufficient to constitute irreparable harm.”), aff’d, 637 A.2d 34 (Del. 1994).

(117)     See, e.g., Toys ‘R’ Us, 877 A.2d at 1023 (“[T]he bottom line is that the public shareholders will have an opportunity [ ] to reject the merger if they do not think the price is high enough in light of the Company’s stand-alone value and other options.”).

(118)     In Revlon itself, the court actually focused on the harm to the frustrated bidder qua bidder, because it would lose the unique opportunity to acquire Revlon. 506 A.2d at 184- 85 (finding that absent an injunction the opportunity for the competing bidder to gain control of Revlon would be lost and “the need for both bidders to compete in the marketplace outweighed any injury to [the defendant]”). As a theoretical matter, the damages inquiry of a Revlon case is relatively easy to frame—the difference between what the stockholders received in the deal tainted by Revlon violations and what they would have received had the directors complied with their Revlon duties. But in a situation when there are no dueling bidders, such as the case here, such an inquiry involves great speculation: Did no one bid because there was no effective sales effort or because the company was not valuable to other buyers?

(119)     See T. Rowe Price Recovery Fund, L.P. v. Rubin, 770 A.2d 536, 557-59 (Del. Ch. 2000) (recognizing the utility of more tailored relief).

Likewise, here it also seems to me to be important for Netsmart to at least disclose this judicial decision or otherwise provide a fuller, more balanced description of the board’s actions with regard to the possibility of finding a strategic buyer. As the Proxy now stands, its description of that issue leads one to the impression that a more reasoned and thorough decision-making process had been used, and that the process was heavily influenced by earlier searches for a strategic buyer that provided a reliable basis for concluding that no strategic buyer interest existed in 2006.(120)

Once that information is disclosed, however, the remedial calculus tilts against a more aggressive injunction. If I enjoined the procession of the Merger vote until Netsmart’s board conducted a search for strategic buyers, I would give Insight the right to walk.(121) Insight did not promise to pay $16.50 per share in a deal when Netsmart got to actively shop their bid. They promised to pay $16.50 per share based on the opposite: Netsmart could only respond to unsolicited superior bids. I perceive no basis where I would have the equitable authority to require Insight to remain bound to complete their purchase of Netsmart while simultaneously reforming the Merger Agreement to increase their transactional risk in that endeavor. Certainly, on this record, I could not justify such an unusual exercise of authority on the grounds of any misconduct by Insight. The 3% termination fee in the Merger Agreement is not unreasonable, especially given the size of the transaction and the fact that upon triggering more than a third of the fee would simply go to repay Insight’s actual expenses. The granting of a broader injunction would therefore pose a risk that Insight might walk or materially lower its bid. It would be hubristic for me to take a risk of that kind for the Netsmart stockholders, and the plaintiffs have not volunteered to back up their demand with a full bond.

With full information, Netsmart stockholders can decide for themselves whether to accept or reject the Insight deal. If they are confident that the company’s prospects are sound and that a search for a strategic buyer or higherpaying financial buyers will bear fruit, they can vote no and take the risk of being wrong. If they would prefer the bird in hand, they can vote yes and accept Insight’s cash. Because directors and officers control less than 15% of the vote on the most generous estimate, the disinterested Netsmart stockholders are wellpositioned to carry the day, and most of them are institutional investors.

In refusing to grant a broader injunction, I am also cognizant of the availability of appraisal rights. In an appraisal, the failure of the Netsmart board to test the market for strategic buyers in an active way will have relevance. Unlike past circumstances when the company was fully shopped and the resulting Merger price was deemed the most reliable evidence of fair value in appraisal,(122) a future appraisal proceeding involving Netsmart will involve more uncertainty given the lack of an active market check and Netsmart’s micro-cap status. As a result, dissenting Netsmart stockholders might have comparatively greater success in relying upon analyses based on discounted cash flows or market comparables in appraisal than stockholders whose boards more aggressively shopped their companies.

V. Conclusion

For these reasons, I therefore GRANT the motion for a preliminary injunction against the procession of the Merger vote until the Netsmart board discloses the information I have described. Otherwise, the motion is DENIED. The parties shall collaborate about an implementing order.

(120)     When directors describe their decision-making process leading up to a merger, they must do so in a fair and balanced way. E.g., Malone, 722 A.2d at 12; Arnold, 650 A.2d at 1280-82.

(121)     See Proxy at A-44, A-45 & A-47 (setting a termination date of May 15, 2007 and establishing as a condition precedent to closing the absence of any court order or other regulatory action which “prohibits, restricts, or makes illegal consummation of the transactions contemplated”).

(122)     See Union Illinois 1995 Inv. Ltd. Partnership v. Union Financial Group, Ltd., 847A.2d 340 (Del. Ch. 2004).